Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes included in this prospectus for a full understanding of our financial position and results of operations.

INTRODUCTION

We design, manufacture and market capital equipment, packaging materials and test interconnect products as well as service, maintain, repair and upgrade equipment, all used to assemble semiconductor devices. Today, we are the world’s leading supplier of semiconductor wire bonding assembly equipment, according to VLSI Research, Inc. Our business is divided into three product segments: 1) equipment; 2) packaging materials; and 3) wafer and package test interconnect products. In February 2004 we sold the assets of our flip chip business unit which licensed flip chip technology and provided flip chip bumping and wafer level packaging services. As a result, we have reflected the flip chip business unit as a discontinued operation per the guidance of Financial Accounting Standards Board SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, we have reclassified our financial statements to exclude the results of the flip chip business unit from our revenues and expenses of our continuing operations.

The semiconductor industry historically has been volatile, with periods of rapid growth followed by industry wide retrenchment. One such downturn started in fiscal 2001 and persisted into fiscal 2003. The industry recovered from this downturn in late fiscal 2003. The impact of the recovery from this downturn was net sales for the nine months ended June 30, 2004 of $570.3 million, a 61.4% increase from the same period in the prior year. Net sales for the quarter ended June 30, 2004 were $194.6 million, a 57.2% increase from the same period in the prior year, but a 12.2% decrease from the quarter ended March 31, 2004. On August 10, 2004, we announced that our customers had indicated a general slowing in the rate of semiconductor growth, and as a result, our wire bonder shipments for the September 2004 quarter will be lower than the June 2004 quarter and lower than we previously estimated. We currently expect net sales in the September 2004 quarter in the $135 million to $165 million range. There can be no assurances regarding levels of demand for our products, and in any case, we believe the historical volatility – both upward and downward – will persist.

During the industry downturn in fiscal 2001 and 2002, we incurred significant resizing charges to scale down the size of our business and consolidated operations. Even after implementing these formal resizing plans (see Note 6 to our Consolidated Financial Statements), we have continued to lower our cost structure by further consolidating operations, moving certain of our manufacturing capacity to China, moving a portion of our supply chain to lower cost suppliers and designing better but lower cost equipment. These cost reduction efforts are ongoing and we believe they will drive down our cost structure below current levels, while not diminishing our product quality. However, we expect to incur additional quarterly charges such as severance and facility closing costs as a result of these long-term cost reduction programs. Our goal is to be both the technology leader, and the lowest cost supplier, in each of our major lines of business.

We reported income from operations at our test business segment in the June 2004 quarter of $899 thousand. This performance is positive and reflects our continuing efforts to improve the performance of this segment but included a non-recurring spike in June 2004 quarter sales from one of our biggest test customers. For the nine months ended June 2004, this segment reported a loss of $17.0 million. We are continuing with our plan to improve the performance of this segment which includes: consolidation of test facilities, the transfer of a greater portion of the test production to our Asian facilities, outsourcing a greater portion of the test production and new product introductions. We expect implementation of this plan will continue through 2005 and will result in future period charges and/or restructuring charges.

Products and Services

We offer a range of wire bonding equipment and spare parts, packaging materials and test interconnect products.

Set forth below is a table listing the percentage of our total net sales from continuing operations for each business segment for the three and nine months ended June 30, 2003 and 2004:

	Three months ended June 30,		Nine months ended June 30,
	2003	2004	2003	2004
Equipment	39.1%	49.2%	41.3%	54.7%
Packaging materials	37.0%	31.7%	36.5%	29.4%
Test interconnect	23.9%	19.1%	22.2%	15.9%

	100.0%	100.0%	100.0%	100.0%

Set forth below is a table listing the net sales and percentage of our total net sales from continuing operations for each business segment for our fiscal years ended September 30, 2001, 2002, and 2003.

	(dollars in thousands)
	Fiscal Year Ended September 30,
	2001(1)		2002		2003(2)
	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales	Net Sales	% of Total Net Sales
Equipment	$249,952	48%	$169,469	38%	$198,447	42%
Packaging materials	150,945	29%	157,176	36%	174,471	37%
Test interconnect	116,890	23%	114,698	26%	104,882	22%
Other(3)	595	0%	222	0%	135	0%

	$518,382	100%	$441,565	100%	$477,935	100%

(1)	In the first quarter of fiscal 2001, we acquired two test interconnect companies, Cerprobe Corporation and Probe Technology Corporation, creating our test interconnect segment.
(2)	In the fourth quarter of fiscal 2003, we sold the assets related to the saw and hard material blade businesses that were part of the equipment segment and packaging materials segment, respectively. Those businesses had fiscal 2003 revenue of $11.3 million.
(3)	Includes sales associated with our substrate business that was closed in fiscal 2002.

Our equipment sales are highly volatile, based on the semiconductor industry’s need for new capability and capacity, whereas sales in our packaging materials and test business segments are somewhat less volatile, tending to follow the trend of total semiconductor unit production.

In February 2004 we sold the assets of our flip chip business unit which licensed flip chip technology and provided flip chip bumping and wafer level packaging services. As a result, we have reflected the flip chip business unit as a discontinued operation and do not include the results of its operations in our revenues and expenses from continuing operations as reported in our financial statements. This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company’s fiscal years ended September 30, 2002 and 2003 reflect the operations of our former flip chip business unit as a discontinued operation.

Accordingly, the operating results of the Flip Chip business are not included in our revenues and expenses from continuing operations. The following table reflects the operating results of our flip chip business unit and write-offs for the past three fiscal years that have been reclassified to discontinued operations. The corresponding reclassified financial statements are presented in this prospectus.

The table below presents the operating results of the discontinued flip chip operations:

	(In thousands)
	Fiscal year ended September 30,
	2001	2002	2003
Net revenue	$36,621	$23,095	$16,386
Cost of sales	31,274	25,054	21,154

Gross profit	5,347	(1,959)	(4,768)

Selling, general and administrative	4,844	4,080	4,541
Research and development, net	1,357	1,019	844
Resizing	—	893	—
Asset impairment	—	—	6,873
Goodwill impairment	—	—	5,667
Amortization of goodwill & intangibles	683	—	—

Operating expense	6,884	5,992	17,925

Loss from operations	(1,537)	(7,951)	(22,693)
Net Interest Expense	7	12	—
Equity in loss of joint venture	—	—	—
Other income and minority interest	346	—	—

Loss from operations before income tax	(1,184)	(7,939)	(22,693)
Benefit for income taxes	(175)	—	—

Net loss	$(1,009)	$(7,939)	$(22,693)

Critical Accounting Policies and Estimates

We believe the following accounting policy is critical to the preparation of our financial statements:

Revenue Recognition. We changed our revenue recognition policy in the fourth quarter of fiscal 2001, effective October 1, 2000, based upon guidance provided in the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, the collectibility is reasonably assured, and we have satisfied any equipment installation obligations and received customer acceptance, or are otherwise released from our installation or customer acceptance obligations. In the event terms of the sale provide for a lapsing customer acceptance period, we recognize revenue based upon the expiration of the lapsing acceptance period or customer acceptance, whichever occurs first. Our standard terms are Ex Works (K&S factory), with title transferring to our customer at our loading dock or upon embarkation. We do have a small percentage of sales with other terms, and revenue is recognized in accordance with the terms of the related customer purchase order. Revenue related to services is generally recognized upon performance of the services requested by a customer order. Revenue for extended maintenance service contracts with a term more than one month is recognized on a prorated straight-line basis over the term of the contract. Revenue from royalty arrangements and license agreements is recognized in accordance with the contract terms, generally prorated over the life of the contract or based upon specific deliverables. Our business is subject to contingencies related to customer orders as follows:

•	Right of Return: A large portion of our revenue comes from the sale of machines that are used in the semiconductor assembly process. These items are generally built to order, and often include customization to a customer’s specifications. Revenue related to the semiconductor equipment is recognized upon customer acceptance. Other product sales relate to consumable products, which are sold in high-volume quantities, and are generally maintained at low stock levels at our customer’s facility. As a result, customer returns represent a very small percentage of customer sales on an annual basis. Our policy is to provide an allowance for customer returns based upon our historical experience and management assumptions.

•	Warranties: Our products are generally shipped with a one-year warranty against manufacturer’s defects and we do not offer extended warranties in the normal course of our business. We recognize a liability for estimated warranty expense when revenue for the related product is recognized. The estimated liability for warranty is based upon historical experience and management estimates of future expenses.

•	Conditions of Acceptance: Sales of our consumable products and bonding wire generally do not have customer acceptance terms. In certain cases, sales of our equipment products do have customer acceptance clauses which generally require that the equipment perform in accordance with specifications during an on-site factory inspection by the customer, as well as when installed at the customer’s facility. In such cases, if the terms of acceptance are satisfied at our facility before shipment, the revenue for the equipment will be recognized upon shipment. If the customer must first install the equipment in their own factory then, generally, revenue associated with that sale is not recognized until acceptance is received from the customer.

•	Price Protection: We do not provide price protection to our customers.

Before we adopted SAB 101, we recorded revenue upon the shipment of products or the performance of services. Provisions for estimated product returns, warranty and installation costs were accrued in the period in which the revenue was recognized. This policy assumed customer acceptance when the product specifications were met and the products shipped. Product returns and disputes with customers due to dissatisfaction with the performance of our products have been immaterial; accordingly, we recognized revenue upon the transfer of title and did not require our customers to provide notice of acceptance.

Estimates and Assumptions

Generally accepted accounting principles require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas involving the use of estimates in these financial statements include allowances for uncollectible accounts receivable, reserves for excess and obsolete inventory, carrying value and lives of fixed assets, goodwill and intangible assets, valuation allowances for deferred tax assets and deferred tax liabilities, self insurance reserves, pension benefit liabilities, resizing, warranty, litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which are the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies require significant judgements and estimates:

Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances would be required. We are also subject to concentrations of customers and sales to a few geographic locations, which may also impact the collectability of certain receivables. If economic or political conditions were to change in the countries where we do business, it could have a significant impact on the results of our operations, and our ability to realize the full value of our accounts receivable. Our average write-off of bad debts over the past five fiscal years has been less than 0.2% of net sales per year.

Inventory Reserves. We generally provide reserves for equipment inventory and spare part and consumable inventories considered to be in excess of 18 months of forecasted future demand. The forecasted demand is based upon internal projections, historical sales volumes, customer order activity and a review of consumable inventory levels at our customers’ facilities. We communicate forecasts of our future demand to our suppliers and adjust commitments to those suppliers accordingly. If required, we reduce the carrying value of our inventory to the lower of cost or market value, based upon assumptions about future demand, market conditions and the next cyclical market upturn. If actual market conditions are less favorable than our projections, additional inventory write-downs may be required. We review and dispose of excess and obsolete inventory on a regular basis.

Valuation of Long-lived Assets. Our long-lived assets include property, plant and equipment, goodwill and intangible assets. Our property, plant and equipment and intangible assets are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying amount of these assets may not be recoverable. The implied fair value of our goodwill and intangible assets is based upon our estimates of the present value of future cash flows from the respective reporting units and other factors. We manage and value our intangible technology assets in the aggregate, as one asset group, not by individual technology. We perform our annual goodwill and intangible assets impairment test in the fourth quarter of each fiscal year, which coincides with our annual planning process, and whenever a “triggering” event occurs. Our annual impairment testing resulted in an impairment charge of $5.7 million in fiscal 2003 in our former flip chip business unit and a fiscal 2002 impairment charge of $72.0 million in the test business unit and

$2.3 million in the hub blade business. The sale of certain assets of our test operation, in the March 2004 quarter, resulted in an impairment charge of $3.2 million in that quarter. If these estimates or their related assumptions change in the future, we may be required to record additional impairment charges in accordance with SFAS 142 and SFAS 144.

Deferred Taxes. We record a valuation allowance to reduce our deferred tax assets to the amount that we expect is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made. In both fiscal 2002 and fiscal 2003 we established a valuation allowance against our deferred tax assets generated from our U.S. net operating losses.

Changes in Accounting Principles and Policies

Shipping and Handling Revenues and Costs. In September 2000, the Emerging Issues Task Force (EITF) reached a final consensus on issue EITF No. 00-10, Accounting for Shipping and Handling Revenues and Costs. The Task Force concluded that amounts billed to customers related to shipping and handling should be classified as revenue. We adopted the consensus in fiscal 2001, and the impact was not material to our financial position and results of operations. Effective October 1, 2001, we adopted SFAS 142, Goodwill and Other Intangible Assets. The intangible assets that are classified as goodwill and those with indefinite lives will no longer be amortized under the provisions of this standard. Intangible assets with determinable lives will continue to be amortized over their estimated useful life. We amortize our intangible assets with determinable lives on a straight-line basis over the estimated period to be benefited by the intangible assets which we estimates to be 10 years. The standard also requires that an impairment test be performed to support the carrying value of goodwill and intangible assets at least annually. Our goodwill impairment test utilizes discounted cash flows to determine fair value and comparative market multiples to corroborate fair value. Our intangible assets other than goodwill are tested for impairment based on undiscounted cash flows, and if impaired, written-down to fair value based on either discounted cash flows or appraised values. Our intangible assets are comprised of customer accounts and complete technology in our test interconnect business segment. We manage and value our complete technology in the aggregate as one asset group.

Overview

Net sales. Our equipment sales depend on the capital expenditures of semiconductor manufacturers and subcontract assemblers worldwide which, in turn, depend on the current and anticipated market demand for semiconductors and technology driven advancements in semiconductor design. The semiconductor industry historically has been highly volatile, and has experienced periodic downturns and slowdowns, which have had a severe negative effect on the semiconductor industry’s demand for capital equipment. For example, a downturn in the semiconductor industry from fiscal 2001 through most of fiscal 2003 contributed to lower net sales in each of those fiscal years in comparison to our fiscal 2000 net sales, during which time the semiconductor industry was experiencing an upturn.

Our packaging materials sales depend on manufacturing expenditures of semiconductor manufacturers and subcontract assemblers, many of which also purchase our equipment products. However, the volatility in demand for our packaging materials is less than that of our equipment sales due to the consumable nature of these products.

Our test interconnect solutions sales depend on the manufacturing expenditures of some of the same semiconductor manufacturers and subcontractors as our equipment and packaging materials sales. Because of the consumable and customized nature of most of our test products, however, the volatility in demand for these test products is less than that of our equipment sales.

Cost of goods sold. Equipment cost of goods sold consists mainly of subassemblies, materials, direct and indirect labor costs and other overhead. We rely on subcontractors to manufacture many of the components and subassemblies for our products and we rely on sole source suppliers for some material components.

Packaging materials cost of goods sold consists primarily of gold, aluminum, direct labor and other materials used in the manufacture of bonding wire, capillaries, wedges and other company products, with gold making up the majority of the cost. Gold bonding wire is generally priced based on a fabrication charge per 1,000 feet of wire, plus the value of the gold. To minimize our exposure to gold price fluctuations, we obtain gold for fabrication under a contract with our gold supplier on consignment and only purchase the gold when we ship the finished product to the customer. Accordingly, fluctuations in the price of gold are generally absorbed by our gold supplier or passed on to our customers. Since gold makes up a significant portion of the cost of goods sold of the bonding wire business unit, the gross profit margins of that business unit and therefore the packaging materials segment will be lower than can be expected in the equipment business. We rely on one supplier for our gold requirements.

Test interconnect cost of goods sold consists primarily of direct labor, indirect labor for engineering design and materials used in the manufacture of wafer and IC package testing cards and devices.

Selling, general and administrative expense. Our selling, general and administrative expense is comprised primarily of personnel and related costs, professional costs, and depreciation expense.

Research and development expense. Our research and development costs consist primarily of labor, prototype material and other costs associated with our developmental efforts to strengthen our product lines and develop new products and depreciation expense. For example, in fiscal 2003, we began shipping the Nu-Tek ™, a new automatic wire bonder designed for low lead applications, a segment of the market we had not previously targeted. Included in research and development expense is the cost to develop the software that operates our semiconductor assembly equipment, which is expensed as incurred. Our research and development costs decreased in fiscal 2003 as a result of the resizing of our business. However, we expect to continue to incur significant research and development costs.

RESULTS OF OPERATIONS

Three and Nine Months Ended June 30, 2004 Compared with the Three and Nine Months Ended June 30, 2003

Bookings and Backlog

During the June 2004 quarter, we recorded bookings of $186.6 million compared to $219.2 million in the March 2004 quarter and $135.5 million in the June 2003 quarter. A booking is recorded when a customer order is reviewed and a determination is made that all specifications can be met, production (or service) can be scheduled, a delivery date can be set, and the customer meets the Company’s credit requirements. At June 30, 2004, we had a backlog of customer orders totaling $104.0 million, compared to $111.8 million at March 31, 2004 and $49.3 million at June 30, 2003. Our backlog as of any date may not be indicative of net sales for any succeeding period, since the timing of deliveries may vary and orders generally are subject to delay or cancellation. For example, on August 10, 2004, we announced that discussions with customers indicate a general slowing in the rate of semiconductor growth. As a result, some of these customers have requested that we delay the shipment of wire bonders previously ordered and included in our backlog of customer orders at June 30, 2004.

Sales

Business segment net sales:

	(dollars amounts in thousands)
	Three months ended June 30,			Nine months ended June 30,
	2003	2004	% Change	2003	2004	% Change
Equipment	$48,416	$95,732	97.7%	$145,880	$312,172	114.0%
Packaging materials	45,828	61,740	34.7%	128,987	167,418	29.8%
Test interconnect	29,538	37,156	25.8%	78,319	90,678	15.8%
Other	—	—		135	—

	$123,782	$194,628	57.2%	$353,321	$570,268	61.4%

Net sales from continuing operations for the June 2004 quarter increased $70.8 million or 57.2% from the same period in the prior year and for the nine months ended June 2004 increased $216.9 million or 61.4%. Increased demand in the semiconductor industry along with our leading position in the semiconductor wire bonding equipment industry and our ability to ramp production to meet customer demand were the driving forces behind the increase in net sales from the same period in the prior year. While net sales in the June 2004 quarter increased from the prior year they were $27.1 million or 12.2% below net sales in the March 2004 quarter. The lower sequential sales reflected a slowing in demand for wire bonders after record wire bonder unit sales in the March 2004 quarter.

Our equipment segment was the primary beneficiary of the increased demand in the semiconductor industry with automatic wire bonder unit sales up 137.2% from the prior year in the June 2004 quarter and up 179.5% for the nine months ended June 2004. The large increases in automatic wire bonder unit sales compared to the prior year was partially offset by a lower blended average selling price per automatic wire bonder unit (ASP) of 4.1% in the June 2004 quarter and 8.9% in the nine months ended June 2004. The decline in blended ASP, from the prior year, was expected and reflects our historical product life cycle pricing pattern. ASPs generally go down over time for any particular model. To mitigate this we introduce new models with additional features that enable us to demand a higher selling price. The blended ASP varies with the proportion of newer models sold and with customer mix. While the blended ASP was lower than the prior year it was relatively even with the prior quarter.

Our packaging materials business also benefited from the increased demand in the semiconductor industry with strong unit sales growth. Our capillary unit sales were up 18.3% in the June 2004 quarter and 28.2% for the nine months ended June 2004. Blended capillary ASP was relatively flat with the prior year in both the quarter and nine months ended June 2004. Blended capillary ASP is a function of the general decline in unit prices and mix between high and low end capillaries. High end capillaries support advanced packaging applications and have higher ASP’s. As in our equipment business, we introduce new capillaries with additional features that enable us to demand a higher selling price. Our wire unit sales (measured in Kft) increased 46.3% in the June 2004 quarter and 35.8% for the nine months ended June 2004. Wire ASP is heavily dependent upon the price of gold and can fluctuate significantly from period to period. In the June 2004 quarter the increase in the price of gold accounted for $5.3 million of the sale increase over the prior year and accounted for $16.0 million of the increase for the nine months ended June 2004.

Our test interconnect sales were 25.8% above the prior year in the June 2004 quarter and 15.8% above for the nine months ended June 2004. During the June 2004 quarter one of our biggest test customers implemented a sudden change in their product road map, driving a spike of business for us. We helped the customer get through their transition and expect our test business to settle back into a more normal trend line. ASPs are not meaningful in the test business due to lack of a standard unit of measure and the large difference in part types sold. As such, ASP’s are not a metric used by management.

The majority of our sales are to customers that are located outside of the United States or have manufacturing facilities outside of the United States. Shipments of our products with ultimate foreign destinations comprised 87% of our total sales in the first nine months of fiscal 2004 compared to 78% in the first nine months of the prior fiscal year. The majority of these foreign sales were destined for customers locations in the Asia/Pacific region, including Taiwan, Malaysia, Singapore, Korea and Japan. Taiwan accounted for the largest single destination for our product shipments with 26% of our shipments in the first nine months of fiscal 2004 compared to 19% of our shipments in the first nine months of the prior fiscal year.

Gross Profit

Business segment gross profit:

	(dollars amounts in thousands)
	Three months ended June 30,				Nine months ended June 30,
	2003	% Sales	2004	% Sales	2003	% Sales	2004	% Sales
Equipment	$16,176	33.4%	$39,792	41.6%	$49,686	34.1%	$130,650	41.9%
Packaging materials	10,758	23.5%	13,944	22.6%	31,029	24.1%	37,450	22.4%
Test interconnect	5,169	17.5%	11,336	30.5%	14,121	18.0%	20,868	23.0%
Other	—	—	—	—	135	—	—	—

	$32,103	25.9%	$65,072	33.4%	$94,971	26.9%	$188,968	33.1%

Gross profit increased $33.0 million or 102.7% over the prior year in the June 2004 quarter and increased $94.0 million or 99.0% over the prior year for the nine months ended June 2004. In the June 2004 quarter, our gross margin (gross profit as a percentage of sales) improved from 25.9% in the prior year to 33.4% and for the nine months ended June 2004 it improved from 26.9% to 33.1%. The improved gross profit and gross margin was due primarily to the higher sales volume.

Our equipment gross margin increased 8.2 percentage points from the prior year in the June 2004 quarter and 7.8 percentage points in the nine months ended June 2004. A lower cost per automatic wire bonder unit was the primary reason for the higher gross margin in both the quarter and nine months ended June 2004. Our average cost per unit was 13.6% below the prior year in the June 2004 quarter and 22.2% below for the nine months ended June 2004. Like the decline in ASP, our lower cost per unit reflects the lowering of production costs over a product life cycle along with a change in product mix and our continuing efforts to drive down our cost structure.

Our packaging materials gross margin was adversely affected by the higher price of gold in fiscal 2004 compared to fiscal 2003, which makes up a significant portion of our wire cost of sales, and the sale of our hard materials blade product line in August of 2003. The hard materials blades margins were higher than the average packaging material segment margin.

Our test interconnect gross margin increased 13.0 percentage points in the June 2004 quarter and 5.0 percentage points in the nine months ended June 2004 due primarily to the spike in sales volume mentioned above. Start-up costs associated with the ramping of production of cantilever products in our China facility partially offset the positive impact from the higher sales.

Operating Expenses

	(dollars amounts in thousands)
	Three months ended June 30,				Nine months ended June 30,
	2003	% Sales	2004	% Sales	2003	% Sales	2004	% Sales
Selling, general and administrative	$22,947	18.5%	$24,688	12.7%	$77,902	22.0%	$78,055	13.7%
Research and development, net	9,735	7.9%	8,887	4.6%	29,412	8.3%	25,791	4.5%
Resizing(recovery) costs	—	0.0%	—	0.0%	(205)	-0.1%	(68)	0.0%
Loss (gain) on disposal of assets	4	0.0%	—	0.0%	(117)	0.0%	(794)	0.0%
Asset impairment	1,207	1.0%	—	0.0%	2,915	0.8%	3,293	0.6%
Amortization of intangible assets	2,315	1.9%	2,198	1.1%	6,944	2.0%	6,828	1.2%

	$36,208	29.3%	$35,773	18.4%	$116,851	33.1%	$113,105	20.0%

Selling, general and administrative

SG&A expenses were relatively flat with the prior year for both the quarter and nine months ended June 2004 but SG&A expense as a percentage of sales was down 5.8 percentage points and 8.3 percentage points, respectively, for the quarter and nine months ending June 2004 compared to the prior year. In the June 2004 quarter, SG&A expense included $0.3 million of China start-up costs and for the nine months ended June 2004 it included charges of $2.7 million associated with the closing of a probe card production facility in France, $1.2 million of severance and $1.5 million of China start-up costs. In the June 2003 quarter, SG&A expense included costs associated with workforce reductions of $1.0 million and a reversal of a $2.0 million reserve, previously established for potential obligations to U.S. Customs and for the nine months ended June 2003 it included costs associated with workforce reductions of $4.5 million, start-up costs for our new China facility of approximately $1.1 million and a $0.7 million charge for the early termination of an information technology services agreement partially offset by the reversal of the $2.0 million U.S. Customs. Reserve. Other than the above mentioned costs, our ongoing SG&A costs were similar to the corresponding periods of the prior year and reflect our efforts to contain operating costs with higher sales volume.

The workforce reduction/severance charges identified in the previous paragraph were included in SG&A expense because they were not related to formal and distinct restructuring programs, but rather, they were normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. Also, if the business conditions had improved, we were prepared to rehire some of these terminated individuals. These charges are in contrast to the formal and distinct resizing programs we established in prior fiscal years.

Research and Development

R&D expense for the three and nine months ended June 2004 decreased from the corresponding periods of fiscal 2003 by $0.8 million and $3.6 million, respectively. The reduction for the quarter and for the nine months ended June 2004 was primarily due to lower payroll and related expenses resulting from our ongoing cost reduction efforts.

Gain on sale of assets

In the second quarter of fiscal 2004, we realized a gain of $709 thousand on the sale of land and $85 thousand on the sale of a portion of our PC board business.

Asset Impairment

In the nine months ended June 2004, we recorded an asset impairment charge of $3.3 million associated with exiting our PC board fabrication business and the closure of a probe card production facility in France. In the June 2003 quarter, we recorded an asset impairment charge of $1.2 million associated with the closure of certain test operations in Dallas, Texas. In the nine months ended June 2003, we recorded an asset impairment of $2.8 million, $1.6 million of which was related to the discontinuation of a test product and $1.2 million was related to the closure of certain test operations in Dallas, Texas.

We perform our annual test for impairment of intangible assets at the end of the fourth quarter of each fiscal year, which coincides with the completion of our annual forecasting process. However, we also test for impairment whenever a “triggering” event occurs. We performed interim goodwill impairment tests during the quarters ended December 31, 2003 and March 31, 2004 due to the existence of an impairment trigger, which was the losses experienced in our test business. The results of this goodwill impairment test, indicated that the fair value of the test reporting unit exceeded its carrying value by approximately $24 million at December 31, 2003 and by $29 million at March 31, 2004. Based on these tests no impairment charge was recorded. Due to the improved profitability of our test business in the June 2004 quarter no triggering event occurred. The fair value of the test reporting unit was based on discounted cash flows of our projected future cash flows from this reporting unit, consistent with the methods used in fiscal 2002 and 2003. When conducting our goodwill impairment analysis, we calculate our potential impairment charges based on the two-step test identified in SFAS 142 and using the implied fair value of the respective reporting units. We use the present value of future cash flows from the respective reporting units to determine the implied fair value. We also tested our intangible assets for impairment in the March 2004 quarter, as a result of the sale of certain assets of the test operations and recorded an impairment charge of $3.2 million associated with the reporting unit’s purchased technology intangible asset. The $3.2 million charge is included in the $3.3 million assets charge recorded in the nine months ended June 2004.

Amortization of Intangible Assets

Amortization expense in both fiscal 2003 and 2004 was associated with our intangible assets for customer accounts and completed technology arising from the acquisition of our test division. The aggregate amortization expense for these items for each of the next five fiscal years is expected to approximate $8.8 million.

Income (loss) from Operations

Business segment income (loss) from operations:

	(dollars amounts in thousands)
	Three months ended June 30,				Nine months ended June 30,
	2003	% Sales	2004	% Sales	2003	% Sales	2004	% Sales
Equipment	$774	1.6%	$24,903	26.0%	$(1,842)	-1.3%	$85,232	27.3%
Packaging materials	4,790	10.5%	8,168	13.2%	11,252	8.7%	21,241	12.7%
Test interconnect	(5,971)	-20.2%	899	2.4%	(19,798)	-25.3%	(16,899)	-18.6%
Corporate and other	(3,698)	—	(4,671)	—	(11,492)	—	(13,711)	—

	$(4,105)	-3.3%	$29,299	15.1%	$(21,880)	-6.2%	$75,863	13.3%

Income from operations in the three and nine months ended June 2004 was $29.3 million and $75.9 million, respectively, compared to losses from operations in the three and nine months ended June 2003 of $4.1 million and $21.9 million, respectively. Increased demand in the semiconductor industry, which enabled us to significantly increase sales from the prior year in both the three and nine month periods ended June 2004, and our ongoing efforts to reduce our cost structure were the primary reasons for the improved performance.

As indicated above, our equipment and packaging materials businesses benefited from higher industry wide IC unit volume which resulted in higher unit sales of wire bonders, capillaries and wire and along with our cost reduction initiatives yielded significantly improved profitability in both dollars and margin.

Our test business recorded income from operations in the June 2004 quarter as a result of the spike in sales volume indicated above but was not profitable for the nine months ended June 2004. We are continuing with our plan to improve the performance of this segment which includes reducing its cost structure by: consolidation of facilities, the transfer of a greater portion of its production to our Asian facilities and outsourcing a greater portion of its production and increasing sales through new product introductions. We expect implementation of this plan will continue through 2005 and will result in future period charges and/or restructuring charges.

Our corporate and other expenses increased in the quarter and nine months ended June 2004 from the prior year due to recording employee incentive compensation expense in fiscal 2004 compared to no provision for incentive compensation expense in the prior year.

Interest and Charge on Early Extinguishment of Debt

Interest income in the three and nine months ended June 2004 was $275 thousand and $781 thousand compared to $135 thousand and $796 thousand in the same periods of the prior fiscal year. The higher interest income in the June 2004 quarter was due to higher cash and short-term investments and the lower interest income for the nine months ended June 2004 was due to lower interest rates. Interest expense in the three and nine months ended June 2004 was $2.2 million and $9.1 million compared to $4.3 million and $13.2 million in the same periods of the prior fiscal year. Interest expense in both fiscal 2004 and 2003 primarily reflects interest on our convertible subordinated notes and was lower in the both the three and nine months ended June 2004 due to the redemption of our 4.75% convertible subordinated notes in December 2003 and the purchase of $21 million of our 5.25% convertible subordinated notes in March 2004. We issued $65 million of 1.0% convertible subordinated notes on June 30, 2004 and simultaneously purchased $50 million of our 5.25% convertible subordinated notes. We also have called for redemption in the September 2004 quarter the remaining $54 million of our 5.25% convertible subordinated notes. We expect our quarterly interest expense, including amortization of note issuance costs, to be approximately $1.0 million, once the 5.25% convertible subordinated notes are redeemed, compared to $4.3 million in the June 2003 quarter.

In the June 2004 quarter, we wrote-off $775 thousand of issuance costs and incurred $1.0 million of call premium costs associated with the purchase of the $50 million of 5.25% convertible subordinated notes. For the nine months ended June 2004 we incurred the costs just mentioned and we wrote-off $2.6 million of issuance costs and incurred $3.6 million of call premium costs associated with the redemption of the 4.75% convertible subordinated notes and wrote-off $376 thousand of issuance costs and incurred $241 thousand of premium costs associated with the purchase of $21 million of our 5.25% convertible subordinated notes.

Provision for income taxes

Tax expense in the three and nine months ended June 2004 reflects income tax on income in foreign jurisdictions, alternative minimum tax on U.S. income and a provision for California state income tax. The provision for California state income tax resulted from California’s temporary suspension of the benefit of prior year operating losses. Our tax expense in the three and nine months ended June 2003 reflects income tax on income in foreign jurisdictions. In fiscal 2003, we established a valuation allowance against tax benefits from the fiscal 2003 losses in the U.S. In fiscal 2004, we reversed approximately $22.8 million of our valuation allowances. This reversal reflects a decrease in the valuation allowance that primarily results from our ability to utilize federal and state net operating losses based on our projected taxable income through June 30, 2004.

Discontinued Operations

In February 1996, we entered into a joint venture agreement with Delco Electronics Corporation (“Delco”) providing for the formation and management of Flip Chip Technologies, LLC (“FCT”). FCT was formed to license related technologies and to provide wafer bumping services on a contract basis. In March 2001, we purchased the remaining interest in the joint venture owned by Delco for $5.0 million and included FCT in our then existing advanced packaging business segment. In fiscal 2003, our then existing advanced packaging business segment consisted solely of FCT, which was not profitable.

In February 2004, we sold the assets of FCT for approximately $3.4 million in cash and notes, the agreement by the buyer to satisfy approximately $5.2 million of the Company’s lease liabilities and the assumption of certain other liabilities. The sale included fixed assets, inventories, and intellectual property of the Company’s flip chip business. The major classes of FCT assets and liabilities sold included: $3.6 million in accounts receivable, $119 thousand in inventory, $2.5 million in property, plant and equipment, $119 thousand in other long term assets, $1.5 million in accounts payable and $1.0 million in accrued liabilities. We recorded a net loss on the sale of FCT of $380 thousand. Net sales from FCT for the nine months ended June 30, 2004 were $9.4 million, and for the three and nine months ended June 30, 2003 were $3.9 million and $11.7 million, respectively.

Net income (loss)

We reported net income of $22.6 million and $52.5 million, respectively, in the three and nine months ended June 30, 2004 compared to net losses of $11.4 million and $48.3 million, respectively, in the three and nine months ended June 30, 2003 for the reasons enumerated above. Over the past several years, we have been reducing our cost structure, through resizing programs, consolidating operations, moving certain manufacturing capacity to China, moving a portion of our supply chain to lower cost suppliers and designing better but lower cost equipment. Through these efforts, we believe we are able to generate net income over a wider range of net sales levels than in prior periods.

Fiscal Years Ended September 30, 2003, September 30, 2002 and September 30, 2001

The table below shows principal line items from our continuing operations, as a percentage of our net sales, for the three years ended September 30:

	Fiscal Year Ended September 30,
	2001	2002	2003
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	69.7	77.2	73.2

Gross margin	30.3	22.8	26.8
Selling, general and administrative	26.4	30.6	21.4
Research and development, net	11.8	11.8	8.0
Resizing	0.8	4.3	(0.1)
Asset impairment	0.2	7.2	0.8
Goodwill impairment	—	16.8	—
Amortization of goodwill and intangibles	4.3	2.2	1.9
Purchased in-process research and development	2.3	—	—
Loss on sale of product lines	—	—	1.1

Loss from continuing operations	(15.4)%	(50.0)%	(6.3)%

Fiscal Years Ended September 30, 2003 and September 30, 2002

Bookings and Backlog. During the fiscal year ended September 30, 2003 we recorded bookings of $488.8 million compared to $444.4 million in fiscal 2002. At September 30, 2003, the backlog of customer orders totaled $59.9 million, compared to $49.0 million at September 30, 2002. Since the timing of deliveries may vary and orders are generally subject to cancellation, our backlog as of any date may not be indicative of net sales for any succeeding period.

Sales

Business segment net sales:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2002	2003	% Change
Equipment	$169,469	$198,447	17.1%
Packaging materials	157,176	174,471	11.0%
Test interconnect	114,698	104,882	-8.6%
Other (1)	222	135

	$441,565	$477,935	8.2%

Sales. Net sales from continuing operations for the year ended September 30, 2003 were $477.9 million, an increase of 8.2% from $441.6 million in fiscal 2002.

Equipment sales were 17.1% higher then and prior year due primarily to a 46.3% increase in unit sales of automatic ball bonders, which is the dominant product in this business segment. The increase in ball bonder unit sales was partially offset by lower sales of other bonding machines and accessories. The blended average selling price per automatic ball bonder unit (ASP) was relatively flat with the prior year. However, ASPs generally go down over time for any particular model. To mitigate this we introduce new models with additional features that enable us to demand a higher selling price. The blended ASP varies with the proportion of newer models sold and with customer mix.

Packaging material sales were 11.0% higher then the prior year. Our capillary unit sales were up 12.2% in fiscal 2003, while our blended capillary ASP was 5.1% below the prior year. Blended capillary ASP is a function of the general decline in unit prices and mix between high and low end capillaries. High end capillaries support advanced packaging applications and have higher ASP’s. As in our equipment business, we introduce new capillaries with additional features that enable us to demand a higher selling price. Our wire unit sales (measured in Kft) decreased 9.4% in fiscal 2003 do primarily to a shift in product mix from the prior year. The lower wire unit sale was offset by an average increase of 16.2% in the price of gold, which is reflected in our gold wire ASP. The price of gold has a significant impact on our wire ASP and can fluctuate significantly from period to period. In fiscal 2003, the increase in the price of gold accounted for $13.6 million of the sale increase over the prior year.

Our test interconnect sales were 8.6% below the prior year due primarily to lower unit sales in our cantilever product lines, partially offset by higher sales of vertical and package test products. ASPs are not meaningful in the test business due to lack of a standard unit of measure and the large difference in part types sold. As such, ASP’s are not a metric used by management.

The majority of our sales are to customers that are located outside of the United States or have manufacturing facilities outside of the United States. Shipments of our products with ultimate foreign destinations comprised 80% of our total sales in fiscal 2003 compared to 74% in the prior fiscal year. The majority of these foreign sales were to customer locations in the Asia/Pacific region, including Taiwan, Malaysia, Singapore, Korea and Japan. Taiwan accounted for the largest single destination for our product shipments with 20.6% of our shipments in fiscal 2003 compared to 25.1% of our shipments in the prior fiscal year.

Gross Profit:

Business segment gross profit:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2002	% Sales	2003	% Sales
Equipment	$26,504	15.6%	$69,355	34.9%
Packaging materials	39,096	24.9%	41,692	23.9%
Test interconnect	35,012	30.5%	17,026	16.2%
Other (1)	208	93.7%	135	—

	$100,820	22.8%	$128,208	26.8%

Gross profit. Gross profit increased to $128.2 million in fiscal 2003 from $100.8 million in fiscal 2002. Included in the results for fiscal 2003 and fiscal 2002 are charges for inventory write-downs of $5.1 million and $14.4 million, respectively. The inventory write-down charge in fiscal 2003 was due primarily to excess and obsolete inventory and discontinued products. The charge for inventory write-downs in fiscal 2002 includes three distinct components: $7.8 million related to the write-down of spare parts inventories; $5.2 million associated with the discontinuance of our model 7700 dual spindle saw; and $1.3 million related to excess and obsolete inventory. We provide reserves for equipment inventory and for spare parts and consumables inventory considered to be in excess of 18 months of forecasted future demand. The forecasted demand is based upon internal projections, historical sales volumes, customer order activity and review of consumable inventory levels at our customers’ facilities. We communicate forecasts of our future demand to suppliers and adjust commitments to those suppliers accordingly. We review and dispose of our excess and obsolete inventory on a regular basis. In fiscal 2003 we disposed of $9.6 million of excess and obsolete inventory and in fiscal 2002 we disposed of $18.6 million of excess and obsolete inventory. The charges for inventory write-downs in fiscal 2003 and fiscal 2002 primarily involve items that are not part of our continuing product offerings and accordingly, should not have a significant impact on our future business or profitability.

Our equipment gross margin increased 19.3 percentage points from the prior year, of which 7.8 percentage points was due to the inventory write-offs discussed above. Excluding these inventory write-off, equipment gross margin increased by 11.5 percentage points, due to 14.3% reduction in the cost per ball bonder unit produced. Our lower cost per unit reflects the lowering of production costs over a product life cycle along with a change in product mix and our continuing efforts to drive down our cost structure.

Our packaging materials gross margin was adversely affected by the higher price of gold in fiscal 2003 compared to fiscal 2002, which makes up a significant portion of our wire cost of sales. However, the higher capillary unit sales accounted for the increase in gross profit dollars.

Our test interconnect gross margin decreased 14.3 percentage points from fiscal 2002, of which 3.2 percentage points was due to the inventory write-offs discussed above. Lower sales and associated gross profit accounted for the remaining reduction in test gross margin.

Operating Expenses:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2002	% Sales	2003	% Sales
Selling, general and administrative	$135,054	30.6%	$102,327	21.4%
Research and development, net	51,929	11.8%	38,121	8.0%
Resizing(recovery) costs	18,768	4.3%	(475)	-0.1%
Asset impairment	31,594	16.8%	3,629	0.0%
Goodwill impairment	74,295	2.2%	—	1.9%
Amortization of intangible assets	9,864	2.2%	9,260	1.9%
Loss on sale of product lines	—	7.2%	5,257	0.8%

	$321,504	72.8%	$158,119	33.1%

Selling, general and administrative expenses. Selling, general and administrative (referred to as SG&A) expenses decreased $32.7 million or 24.2% from $135.1 million in fiscal 2002 to $102.3 million in fiscal 2003. The lower SG&A expenses in fiscal 2003 resulted primarily from our cost saving initiatives, principally related to reductions in employment levels. Included in the SG&A expense for fiscal 2003 were costs associated with workforce reductions (severance) of $5.2 million, start-up costs for our new China facility of approximately $2.0 million and a $0.7 million charge for the early termination of an information technology services agreement partially offset by the favorable reversal of a $2.0 million reserve, previously established for potential obligations to U.S. Customs. Included in the fiscal 2002 SG&A expense were workforce reductions (severance) of $5.0 million and training and start-up costs for our new China facility of $2.2 million.

The workforce reduction/severance charges identified in the previous paragraph were included in SG&A expense because they were not related to formal and distinct restructuring programs, but rather, they were normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. Also, if the business conditions had improved, we were prepared to rehire some of these terminated individuals. These charges are in contrast to the formal and distinct resizing programs we established in prior fiscal years.

Research and development. Research and development (“R&D”) expense in fiscal 2003 decreased $13.8 million or 26.6% from fiscal 2002. The lower R&D expense in fiscal 2003 was primarily due to the closure of our substrate business unit in the fourth quarter of fiscal 2002 and lower payroll and related expenses due to our ongoing cost reduction efforts.

Resizing: The semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. The industry experienced excess capacity and a severe contraction in demand for semiconductor manufacturing equipment during our fiscal 2001, 2002 and most of 2003. We developed formal resizing plans in response to these changes in our business environment with the intent to align our cost structure with anticipated revenue levels. Accounting for resizing activities requires an evaluation of formally agreed upon and approved plans. We documented and committed to these plans to reduce spending that included facility closings/rationalizations and reductions in workforce. We recorded the expense associated with these plans in the period that it committed to carry-out the plans. Although we make every attempt to consolidate all known resizing activities into one plan, the extreme cycles and rapidly changing forecasting environment places limitations on achieving this objective. The recognition of a resizing event does not necessarily preclude similar but unrelated actions in future periods.

In fiscal 2003, we reversed $475 thousand ($205 thousand in the first half of 2003) of these resizing charges due to the actual severance cost associated with the terminated positions being less than the cost originally estimated. We recorded resizing charges of $18.7 million in fiscal 2002 and $4.2 million in fiscal 2001.

In addition to the formal resizing costs identified below, we continued (and are continuing) to downsize our operations in fiscal 2002 and 2003. These downsizing efforts resulted in workforce reduction charges of $5.6 million in fiscal 2003 and $5.0 million in fiscal 2002. In contrast to the resizing plans discussed above, these workforce reductions were not related to formal or distinct restructurings, but rather, the normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. In addition, during fiscal 2003, if the business conditions were to have improved, we were prepared to rehire some of these terminated individuals. These recurring workforce reduction charges were recorded as Selling, General and Administrative expenses.

A summary of the formal resizing plans initiated in fiscal 2002 and 2001 and acquisition restructuring plans initiated in fiscal 2001 appears below:

	(in thousands)
Fiscal 2001 and 2002 Resizing Plans and Acquisition Restructurings	Severance and Benefits	Commitments	Total
Provision for resizing plans in fiscal 2001	$4,166	$—	$4,166
Acquisition restructurings	84	1,402	1,486
Payment of obligations in fiscal 2001	(2,101)	(213)	(2,314)

Balance, September 30, 2001	2,149	1,189	3,338

Provision for resizing plans in fiscal 2002:
Continuing operations	9,486	9,282	18,768
Discontinued operations	893	—	893
Payment of obligations in fiscal 2002	(7,551)	(1,470)	(9,021)

Balance, September 30, 2002	4,977	9,001	13,978

Change in estimate	(475)		(475)
Payment of obligations in fiscal 2003	(3,590)	(3,211)	(6,801)

Balance, September 30, 2003	$912	$5,790	$6,702

The remaining balance of the resizing costs are included in accrued liabilities.

The individual resizing plans and acquisition restructuring plans initiated in fiscal 2002 and 2001 are identified below:

Charges in Fiscal Year 2002

Fourth Quarter 2002

In January 1999, we acquired the advanced substrate technology of MicroModule Systems, a Cupertino, California company, to enable production of high density substrates. While showing some progress in developing the substrate technology, the business was not profitable and would have required additional capital and operating cash to complete development of the technology. In light of the business downturn that was affecting the semiconductor industry at the time, in the fourth quarter of fiscal 2002, we announced that we could not afford further development of the substrate technology and would close our substrate operations. As a result, we recorded a resizing charge of $8.5 million. The resizing charge included a severance charge of $1.2 million for the elimination of 48 positions and lease obligations of $7.3 million. We expected, and achieved, annual payroll related savings of approximately $4.2 million and annual facility/operating savings of approximately $3.9 million as a result of this resizing plan. By June 30, 2003, all the positions had been eliminated. The plans have been completed but cash payments for the lease obligations are expected to continue into 2006, or such time as the obligations can be satisfied. In addition to these resizing charges, in the fourth quarter of fiscal 2002, we wrote-off $7.3 million of fixed assets and $1.1 million of intangible assets associated with the closure of the substrate operation. This substrate business was included in our then existing Advanced Packaging business segment.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2002 and 2003:

	(in thousands)
Fourth Quarter 2002 Charge	Severance and Benefits	Commitments	Total
Provision for resizing	$1,231	$7,280	$8,511

Balance, September 30, 2002	1,231	7,280	8,511
Change in estimate:

Change in estimate	(102)	—	(102)
Payment of obligations	(1,051)	(2,401)	(3,452)

Balance, September 30, 2003	$78	$4,879	$4,957

Third Quarter 2002

As a result of the continuing downturn in the semiconductor industry and our desire to improve the performance of its test business segment, we decided to move towards a 24 hour per-day manufacturing model in its major U.S. wafer test facility, which would provide its customers with faster turn-around time and delivery of orders and economies of scale in manufacturing. As a result, in the third quarter of fiscal 2002, we announced a resizing plan to reduce headcount and consolidate manufacturing in its test business segment. As part of this plan, we moved manufacturing of wafer test products from its facilities in Gilbert, Arizona and Austin, Texas to its facilities in San Jose, California and Dallas, Texas and from its Kaohsuing, Taiwan facility to its Hsin Chu, Taiwan facility. The resizing plan included a severance charge of $1.6 million for the elimination of 149 positions as a result of the manufacturing consolidation. The resizing plan also included a charge of $0.5 million associated with the closure of the Kaohsuing, Taiwan facility and an Austin, Texas facility representing costs of non-cancelable lease obligations beyond the facility closure and costs required to restore the production facilities to their original state. We expected, and achieved, annual payroll related savings of approximately $6.9 million and annual facility/operating savings of approximately $84 thousand as a result of this resizing plan. All of the positions have been eliminated and both facilities have been closed. The plans have been completed but cash payments for the severance are expected to continue through 2005 and cash payments for facility and contractual obligations are expected to continue through 2004, or such earlier time as the obligations can be satisfied.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2002 and 2003.

	(in thousands)
Third Quarter 2002 Charge	Severance and Benefits	Commitments	Total
Provision for resizing	$1,652	$452	$2,104
Payment of obligations	(547)	(219)	(766)

Balance, September 30, 2002	1,105	233	1,338
Payment of obligations	(800)	(72)	(872)

Balance, September 30, 2003	$305	$161	$466

Second Quarter 2002

As a result of the continuing downturn in the semiconductor industry and our desire to more efficiently manage its business, in the second quarter of fiscal 2002, we announced a resizing plan comprised of a functional realignment of business management and the consolidation and closure of certain facilities. In connection with the resizing plan, we recorded a charge of $11.3 million ($10.4 million in continuing operations and $0.9 million in discontinued operations), consisting of severance and benefits of $9.7 million for 372 positions that were to be eliminated as a result of the functional realignment, facility consolidation, the shift of certain manufacturing to China (including our hub blade business) and the move of our microelectronics products to Singapore and a charge of $1.6 million for the cost of lease commitments beyond the closure date of facilities to be exited as part of the facility consolidation plan.

In the second quarter of fiscal 2002, we closed five test facilities: two in the United States, one in France, one in Malaysia, and one in Singapore. These operations were absorbed into other company facilities. The resizing charge for the facility consolidation reflects the cost of lease commitments beyond the exit dates that are associated with these closed test facilities.

To reduce our short term cash requirements, we decided, in the fourth quarter of fiscal 2002, not to relocate either its hub blade manufacturing facility from the United States to China or its microelectronics product manufacturing from the United States to Singapore, as previously announced. This change in our facility relocation plan resulted in a reversal of $1.6 million of the resizing costs recorded in the second quarter of fiscal 2002. As a result we reduced our expected annual savings from this resizing plan for payroll related expenses by approximately $4.7 million.

Also in the fourth quarter of fiscal 2002, we reversed $600 thousand ($590 thousand in continuing operations and $10 thousand in discontinued operations) of the severance resizing expenses and in the fourth quarter of fiscal 2003 we reversed $353 thousand of resizing expenses, previously recorded in the second quarter of fiscal 2002, due to actual severance costs associated with the terminated positions being less than those estimated as a result of employees leaving the Company before they were severed.

As a result of the functional realignment, we terminated employees at all levels of the organization from factory workers to vice presidents. The organizational change shifted management of the Company businesses to functional (i.e. sales, manufacturing, research and development, etc.) areas across product lines rather than by product line. For example, research and development activities for the entire company are now controlled and coordinated by one corporate vice president under the functional organizational structure, rather than separately by each business unit. This structure provides for a more efficient allocation of human and capital resources to achieve corporate R&D initiatives.

We expected annual payroll related savings of approximately $17.3 million and annual facility/operating savings of approximately $660 thousand as a result of this resizing plan. As a result of the decision not to relocate either its hub blade manufacturing facility or its microelectronics product manufacturing we ultimately achieved annual payroll related savings of approximately $12.7 million. The plans have been completed but cash payments for the severance charges and the facility and contractual obligations are expected to continue into 2005, or such time as the obligations can be satisfied.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2002 and 2003.

	(in thousands)
Second Quarter 2002 Charge	Severance and Benefits		Commitments	Total
Provision for resizing - Continuing operations	$8,830	(1)	$1,550	$10,380
Provision for resizing - Discontinued operations	903		—	903
Change in estimate - Continuing operations	(2,227)		—	(2,227)
Change in estimate - Discontinued operations	(10)		—	(10)
Payment of obligations	(5,367	)(1)	(81)	(5,448)

Balance, September 30, 2002	2,129		1,469	3,598
Change in estimate	(353)		—	(353)
Payment of obligations	(1,284)		(719)	(2,003)

Balance, September 30, 2003	$492		$750	$1,242

(1)	Includes $2.6 million non-cash charge for modifications of stock option awards that were granted prior to December 31, 2001 to the employees affected by the resizing plans in accordance with our annual grant of stock options to employees.

Charges in Fiscal Year 2001

Fourth Quarter 2001

As part of our efforts to more efficiently manage our business and reduce operating costs, we announced in the fourth quarter of fiscal 2001 that we would close our bonding wire facility in the United States and move the production capacity to our bonding wire facility in Singapore. We recorded a resizing charge for severance of $2.4 million for the elimination of 215 positions, all of which had been terminated at September 30, 2002. We expected, and achieved, annual payroll related savings of approximately $11.5 million. Also in the fourth quarter of fiscal 2001, we recorded an increase to goodwill of $0.8 million, in connection with the acquisition of Probe Tech, for additional lease costs associated with the elimination of four duplicate facilities in the United States. The plans have been completed but cash payments for the severance charge were expected to continue through 2004.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2001, 2002 and 2003.

	(in thousands)
Fourth Quarter 2001 Charge	Severance and Benefits	Commitments	Total
Provision for resizing	$2,457	$—	$2,457
Acquisition restructuring	—	840	840
Payment of obligations	(402)	—	(402)

Balance, September 30, 2001	2,055	840	2,895
Payment of obligations	(1,543)	(840)	(2,383)

Balance, September 30, 2002	512	—	512
Change in estimate	(20)		(20)
Payment of obligations	(455)	—	(455)

Balance, September 30, 2003	$37	$—	$37

Second Quarter 2001

As a result of the downturn in the semiconductor industry, in the quarter ended March 31, 2001, we announced a 7.0% reduction in our workforce. As a result, we recorded a resizing charge for severance of $1.7 million for the elimination of 296 positions across all levels of the organization, all of which were terminated prior to March 31, 2002. We expected, and achieved, annual payroll related savings of approximately $7 million. In connection with our acquisition of Probe Tech, we also recorded an increase to goodwill for $0.6 million for severance, lease and other facility charges related to the elimination of four leased Probe Tech facilities in the United States which were found to be duplicative with the Cerprobe facilities. The plans have been completed and there will be no additional cash payments related to severance and facility obligations under this program.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2001, 2002 and 2003.

	(in thousands)
Second Quarter 2001 Charge	Severance and Benefits	Commitments	Total
Provision for resizing	$1,709	$—	$1,709
Acquisition restructuring	84	562	646
Payment of obligations	(1,699)	(213)	(1,912)

Balance, September 30, 2001	94	349	443
Payment of obligations	(94)	(330)	(424)

Balance, September 30, 2002	—	19	19
Payment of obligations	—	(19)	(19)

Balance, September 30, 2003	$—	$—	$—

Asset impairment. In addition to the workforce resizings and the facility consolidations, over the past two fiscal years we have terminated several of our major initiatives in an effort to more closely align our cost structure with expected revenue levels. As a result, we recorded asset impairment charges of $3.6 million in fiscal 2003 and $31.6 million in fiscal 2002. The fiscal 2003 charge included; $1.7 million associated with the discontinuation of a test product; $1.2 million due to the reduction in the size of a test facility in Dallas, Texas; and $730 thousand resulting from the write-down of assets that were sold and assets that became obsolete. The fiscal 2002 charge included; $16.9 million associated with the cancellation of a company-wide integrated information system; $8.4 million associated with the closure of the substrates operation; $3.6 million charge for the write-off of development and license costs of certain engineering and manufacturing software, which had not yet been completed or placed in service and would never be utilized; $1.4 million associated with a closed wire facility in Taiwan; and $1.3 million related to leasehold improvements at the leased probe card manufacturing facilities in Malaysia and the United States, which have been closed.

We also recorded an asset impairment charge of $6.9 million, to write-down assets to their realizable value, in our discontinued operation.

Goodwill impairment. Effective October 1, 2001, we adopted SFAS 142, Goodwill and Other Intangible Assets. The intangible assets that are classified as goodwill and those with indefinite lives will no longer be amortized under the provisions of this standard. Intangible assets with determinable lives will continue to be amortized over their estimated useful life. We perform our annual impairment test at the end of the fourth quarter of each fiscal year, which coincides with the completion of our annual forecasting process. We also test for impairment between our annual tests if a “trigger” event occurs that may have the effect of reducing the fair value of a reporting unit below its carrying value. When conducting our goodwill impairment analysis, we calculate our potential impairment charges based on the two-step test identified in SFAS 142 and using the implied fair value of the respective reporting units. We use the present value of future cash flows from the respective reporting units to determine the implied fair value. Our intangible assets other than goodwill are tested for impairment based on undiscounted cash flows, and if impaired, written-down to fair value based on either discounted cash flows or appraised values. Our intangible assets are comprised of customer accounts and complete technology in its test interconnect business segment. We manage and value our complete technology in the aggregate as one asset group.

In fiscal 2002, we reviewed our business and determined that there are five reporting units to be reviewed for impairment in accordance with the standard – the reporting units were: the bonding wire, hub blade, substrate, flip chip and test businesses. The bonding wire and hub blade businesses are included in our packaging materials segment, the substrate business is included in our advanced packaging segment and the test business comprises our test segment and the flip chip business unit is included in discontinued operations. There is no goodwill associated with our equipment segment. Upon adoption of SFAS 142 in the first quarter of fiscal 2002, we completed the required transitional impairment testing of intangible assets, and based upon those analyses, did not identify any impairment charges as a result of adoption of this standard effective October 1, 2001.

Upon adoption of the standard in fiscal 2002, we reclassified $17.2 million of intangible assets relating to an acquired workforce in the test reporting unit into goodwill and correspondingly reduced goodwill by $4.9 million of goodwill associated with a deferred tax liability established for timing differences of U.S. income taxes on the workforce intangible. Also in fiscal 2002, we reduced goodwill associated with the test reporting unit by $1.5 million reflecting the settlement of a purchase price dispute with the former owners of Probe Technology and increased goodwill associated with its flip chip reporting unit by $96 thousand reflecting an increase in the cost to purchase the former joint venture partner’s equity share.

In fiscal 2001, 2002 and 2003, the semiconductor industry experienced a severe industry downturn. Due to the prolonged nature of the industry downturn, we continually recalibrated our businesses and projections of future operating activities. We saw an up-tick in our business in the spring of 2002 and at that time believed we were emerging from the effects of an industry down turn. However, this up-tick in business was not sustained and our business turned back down in the second half of fiscal 2002. By the end of its fiscal 2002, our recalibrated forecasts of future cash flows from our test, hub blades and substrate reporting units were substantially lower than in the beginning of that fiscal year, which lead to the closing of the substrate business and an associated write-off of all the substrate intangible assets of $1.1 million and goodwill impairment charges in the test business of $72.0 million and in our hub blades business of $2.3 million. Likewise, by the end of fiscal 2003, our forecast of future cash flows from our flip chip business unit were lower than previous forecasts and resulted in goodwill and assets impairment charges of $5.7 million and the subsequent sale of the assets of this business. We recorded goodwill impairment charges in the period in which our analysis of future business conditions indicated that the reporting unit’s fair value, and the implied value of its goodwill, was less than its carrying value.

Due to the amount of goodwill associated with our test reporting unit, we retained a third party valuation firm to assist management in estimating the test reporting unit’s fair value at September 30, 2002. The appraisal was based on discounted cash flows of this reporting unit. The estimated fair value was determined using our weighted average cost of capital. The estimated fair value was then corroborated by comparing the implied multiples applicable to the test reporting unit’s projected earning to “guideline” companies’ forward earnings and based on this it was determined that they were within the range of the “guideline” companies. The fair value of our test reporting unit at September 30, 2003 was determined in the same manner, however, as it was greater than the carrying value of the reporting unit, there was no goodwill impairment.

We also recorded a goodwill impairment charge at September 30, 2002 in our hub blade reporting unit. We calculated the fair value of this reporting unit based on the present value of its projected future cash. The estimated fair value was determined using our weighted average cost of capital. The triggering event for this impairment charge was the recalibrated forecasts, in the fourth quarter of fiscal 2002, when we first determined that the fair value of the hub blade reporting unit was less then its carrying value.

In September 2003, we recorded a goodwill impairment charge at our flip chip business unit. The fair value of this reporting unit was determined using quoted prices from potential purchasers of this reporting unit. The quoted prices were subsequently confirmed upon the sale of the assets of the flip chip reporting unit in February of 2004. The triggering event for this impairment charge was also recalibrated forecasts in the fourth quarter of fiscal 2003, when we first determined that the fair value of its flip chip reporting unit was less then its carrying value.

The following table presents pro forma net earnings and earnings per share data reflecting the impact of adoption of SFAS 142 as of the beginning of the first quarter of fiscal 2001:

	(in thousands, except per share data)
	Fiscal Year Ended September 30,
	2001	2002	2003
Reported net loss, before adoption of SFAS 142	$(65,251)	$(274,115)	$(76,689)
Addback:
Goodwill amortization, net of tax	9,587	—	—

Pro forma net loss	$(55,664)	$(274,115)	$(76,689)

Net loss per share, as reported:
Basic	$(1.34)	$(5.57)	$(1.54)
Diluted	$(1.34)	$(5.57)	$(1.54)

Goodwill amortization, net of tax per share:
Basic	$0.20	$—	$—
Diluted	$0.20	$—	$—

Pro forma net loss per share:
Basic	$(1.14)	$(5.57)	$(1.54)
Diluted	$(1.14)	$(5.57)	$(1.54)

Amortization of goodwill and intangibles

Amortization expense was $9.3 million in fiscal 2003 compared to $9.9 million in fiscal 2002. The lower amortization expense in fiscal 2003 was due to the elimination of amortization expense in fiscal 2003 on acquired technology at our former substrate business that was written-off upon the closure of this business in the fourth quarter of fiscal 2002. The amortization expense in fiscal 2003 is associated with the intangible assets of our test business unit.

Purchased in-process research and development

In fiscal 2001, we recorded a charge of $11.7 million for in-process R&D associated with the acquisitions of Cerprobe and Probe Tech, representing the appraised value of products still in the development stage that did not have a future alternative use and which had not reached technological feasibility. As part of the acquisition, we acquired 16 ongoing R&D projects, all aimed at increasing the technological features of the existing probe cards and therefore the number of test applications for which they could be marketed. The R&D projects ranged from researching the feasibility of producing multi-die testing probes to researching the feasibility of producing probes for specialized semiconductor package (CSP and BGA) configurations. The project stage of completion ranged from 10% to 90% and all projects were due for completion and product launch by the third quarter of 2002 at prices and costs similar to the existing probe cards marketed by Cerprobe and Probe Tech.

In the valuation of this in-process technology, we utilize a variation of the income approach. We forecast revenue, earnings and cash flow for the products under development. Revenues are projected to extend out over the expected useful lives for each project. The technology is then valued through the application of the Discounted Cash Flow method. Values were calculated using the present value of their projected future cash flow at discount rates of between 28.4% and 49.1%. We anticipated that some of these projects might take longer to develop than originally thought and that some of these projects may never be marketable and took into account the risk that the anticipated future cash flows might not be achieved. Of the 16 ongoing R&D projects at the time of the acquisition five have been completed, one is still in progress, four have been cancelled due to overlapping technology with our Cobra line of vertical test products, and six were cancelled due to nonproductive results. We believe that the expected returns of the completed and in-process R&D projects will be realized. We also believe that future revenues from our existing Cobra products will offset the expected future revenues from the R&D projects that were cancelled due to the overlapping technology and that there will be no adverse material impact on the Company’s future operating results or the expected return on its investment in the acquired companies. The six projects that were cancelled due to lack of productive results will not have a material impact on our future operating results and expected return on our investment in the acquired companies.

The major R&D projects in process at the time of the acquisition, along with their current status and estimated time for completion are as follows:

(dollars in thousands)
R&D project	Value Assigned at Purchase(2)	Percentage Complete at Purchase	Estimated Cost to Complete Project at Purchase	Current Projected Product Launch Date	Current Status of Project
Next generation contact technology	$2,700	10%	$290	N/A	Cancelled

Socket testing capability for CSP and BGA packages	$2,000	50%	$65	N/A	Complete

ViProbe pitch reduction	$1,600	40%	$89	N/A	Cancelled (1)

Vertical space transformer	$1,500	25%	$278	N/A	Cancelled (1)

Extension of P4 technology to vertical test configurations	$1,300	40%	$229	N/A	Cancelled (1)

Low-force, high-density interface using P4 technology	$1,300	30%	$138	N/A	Cancelled

All other projects combined (total of ten projects)	$1,300	10-90%	$576	Q2 2004	4 complete; 1 in process; 5 cancelled

We purchased two companies; Cerprobe Corporation (“Cerprobe”) and Probe Technology Corporation (“Probe Tech”) that design and manufacture semiconductor test interconnect solutions, in our fiscal year 2001. Subsequent to the acquisitions, we determined that the vertical probe technology designed and marketed by Probe Tech was superior to the vertical probe technology of Cerprobe. We then shifted our R&D efforts to further enhancement of the Probe Tech vertical probe technology and cancelled the R&D projects at Cerprobe that were enhancing the Cerprobe vertical probe technology. The R&D projects identified by (1) in the above table were Cerprobe projects that were cancelled due to the shift in focus to the Probe Tech vertical probe technology. We expect the future revenue from the Probe Tech vertical probe technology will replace the anticipated revenue from the Cerprobe vertical probe R&D projected that have been cancelled.

The Value Assigned at Purchase reflects the present value of the projected future cash flow generated from the sale of products created by each R&D project from its launch date through the expected life of the product.

Loss on sale of product lines. In the fourth quarter of fiscal 2003, we sold the fixed assets, inventories and intellectual property associated with our sawing and hard material blade product lines for $1.2 million in cash. We wrote-off $6.5 million of net assets associated with the transaction. In addition, we sold the assets associated with our polymers business for $105 thousand. This loss on sale of product lines of $5.3 million has been reclassified to be included in our operating expenses section of the consolidated statement of operations, from its prior presentation outside of the operating results.

Income(loss) from Operations:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2002	% Sales	2003	% Sales

Equipment	$(65,462)	-38.6%	$(3,234)	-1.6%
Packaging materials	6,518	4.1%	15,919	9.1%
Test interconnect	(95,065)	-82.9%	(27,192)	-25.9%
Corporate and other	(66,675)	—	(15,404)	—

	$(220,684)	-50.0%	$(29,911)	-6.3%

Our loss from operations in fiscal 2003 was $29.9 million compared to $220.7 million in the prior fiscal year. The smaller operating loss in fiscal 2003 compared to fiscal 2002 was due primarily to higher sales and gross profit, lower SG&A and R&D expenses, no resizing expenses, and lower asset and goodwill impairment charges.

Equipment operating loss was reduced from $65.5 million to $3.3 million due primarily to higher sales and gross profit and lower operating costs. Packaging materials operating income increased by $9.4 million or 144.3% due primarily to recording $5.2 million of assets and goodwill impairment charges in the prior year and higher sales and gross profit in the current year. Test interconnect operating loss was $67.9 million less then the prior year due primarily to recording $73.2 million of goodwill and assets impairment charges in the prior year compared to $3.1 million of assets impairment charges in fiscal 2003. In order to improve the operating results of this business, we plan; to consolidate test facilities, transfer a greater portion of the test production to our Asian facilities, outsourcing a greater portion of the test production, and new product introductions. We expect implementation of this plan will continue through 2005 and will result in future period charges and/or restructuring charges. Our loss from corporate and other activities was $51.3 million less then the prior year due to asset impairment charges of $25.3 million and operating costs of our former substrate operation recorded in the prior year.

Interest. Interest income in fiscal 2003 was $940 thousand compared to $3.8 million in the prior year. The lower interest income was due primarily to lower cash balances to invest coupled with lower interest rates on short-term investments. Interest expense was $17.4 million in fiscal 2003 compared to $18.7 million in the prior year. The lower interest expense in fiscal 2003 resulted from the elimination in fiscal 2003 of interest associated with a receivable securitization program which was cancelled in July of 2002.

Other income and minority interest. Other income of $2.0 million in fiscal 2002 was associated with the cash settlement of an insurance claim associated with a fire in our bonding tools facility. Other income also includes minority interest of $10 thousand in fiscal 2002 for the portion of the loss of a foreign test division subsidiary that was owned by a third party. We purchased the third party’s interest in fiscal 2002.

Tax expense. We recognized tax expense of $7.6 million in fiscal 2003 compared to $32.6 million in fiscal 2002. The tax expense in fiscal 2003 represents income tax on foreign earnings and reserves for foreign withholding tax on repatriation of certain foreign earnings. In fiscal 2003 we established a valuation allowance of $12.1 million against our U.S and foreign net operating losses. The tax expense in fiscal 2002 was due primarily to a $65.3 million charge to establish a valuation allowance against our U.S. net operating loss carryforwards, a $25.0 million charge to provide for tax expense on repatriation of certain foreign earnings and foreign income taxes of $7.1 million. These charges were partially offset by a benefit of $49.5 million from the pretax loss in the U.S.

Discontinued Operations. The net loss of our former Flip Chip business unit comprises our discontinued operations. Included in the fiscal 2003 loss from discontinued operations are an asset impairment charge of $6.9 million and a goodwill impairment charge of $5.7 million.

Cumulative effect of change in accounting principle. In fiscal 2001, we adopted SAB 101 and recorded a cumulative effect of a change in accounting principle of $8.2 million, net of taxes of $4.4 million. The cumulative effect represents the net income associated with $26.5 million of sales that were deferred upon adoption of the standard. We recognized $6.3 million of the $26.5 million of deferred sales in fiscal 2002 and $19.3 million in fiscal 2001. At September 30, 2003, deferred sales revenue was approximately $300 thousand.

Net loss. Our net loss for fiscal 2003 was $76.7 million compared to a net loss of $274.1 million in fiscal 2002, for the reasons enumerated above.

Fiscal Years Ended September 30, 2002 and September 30, 2001

Bookings and backlog. During the fiscal year ended September 30, 2002 we recorded bookings of $444.4 million compared to $380.7 million in fiscal 2001. At September 30, 2002, the backlog of customer orders totaled $49.0 million, compared to $39.0 million at September 30, 2001. Since the timing of deliveries may vary and orders are generally subject to cancellation, our backlog as of any date may not be indicative of net sales for any succeeding period.

Sales

Business segment net sales:

	(dollars amounts in thousands) Fiscal Year ended September 30,
	2001	2002	% Change
Equipment	$249,952	$169,469	-32.2%
Packaging materials	150,945	157,176	4.1%
Test interconnect	116,890	114,698	-1.9%
Other (1)	595	222

	$518,382	$441,565	-14.8%

Net sales from continuing operations for the year ended September 30, 2002 were $441.6 million, a decrease of 14.8% from $518.4 million in fiscal 2001. The decrease in sales reflected the continued downturn in the semiconductor industry, which significantly impacted sales of our semiconductor assembly equipment and test products.

Equipment sales were 32.2% lower then the prior year due primarily to lower unit sales of wedge and tab bonders, ball attachment machines and dicing machines along with a 30.5% lower blended average selling price (ASP) for our automatic ball bonders. These negative impacts on our net sales were partially offset by a 44.1% increase in unit sales of automatic ball bonders, which is the dominant product in this business segment. The decrease in automatic ball bonders blended ASP was particularly severe in fiscal 2002 due to competitive pricing pressure during a prolonged industry downturn. However, ASPs generally go down over time for any particular model. To mitigate this we introduce new models with additional features that enable us to demand a higher selling price. The blended ASP varies with the proportion of newer models sold and with customer mix.

Packaging material sales were 4.1% higher then the prior year. Our capillary unit sales were up 19.8% in fiscal 2002, while our blended capillary ASP was 13.1% below the prior year. Blended capillary ASP is a function of the general decline in unit prices and mix between high and low end capillaries. High end capillaries support advanced packaging applications and have higher ASP’s. As in our equipment business, we introduce new capillaries with additional features that enable us to demand a higher selling price. Our wire unit sales (measured in Kft) increased 22.1% in fiscal 2002 due primarily to higher customer demand in the fourth quarter. In addition to higher wire unit sales the average price of gold, which is reflected in our gold wire ASP, increased 9.5% over the prior year. The price of gold has a significant impact on our wire ASP and can fluctuate significantly from period to period. In fiscal 2002, the increase in the price of gold accounted for a $7.1 million increase in wire sales over the prior year.

Our test interconnect sales were 1.9% below the prior year, however, test sales for fiscal 2001 included only the 10 months from the dates of acquisition through September 30, 2001. ASPs are not meaningful in the test business due to lack of a standard unit of measure and the large difference in part types sold. As such, ASP’s are not a metric used by management.

International sales (shipments of our products with ultimate foreign destinations) comprised 74% and 66% of our total sales during fiscal 2002 and 2001, respectively. The majority of these foreign sales were destined for customer locations in the Asia/Pacific region, including Taiwan, Malaysia, Singapore, Korea, Japan, and the Philippines. Our shipments to customers in China have historically been a small portion of our sales, however we expect this portion to increase as some of our customers increase their production capacity in China. We expect sales outside of the United States to continue to represent a substantial portion of our future revenues.

Gross profit. Gross profit decreased to $100.8 million in fiscal 2002 from $157.1 million in fiscal 2001. The decline was due primarily to lower average selling prices for automatic ball bonders and lower unit sales of dicing systems and tab bonders in the equipment segment. Partially offsetting the above mentioned declines in gross profit was higher unit sales of automatic ball bonders and packaging materials and higher gross profit in the test segment. Included in the results for fiscal 2002 are charges for inventory write-downs of $14.4 million. These charges for inventory write-downs include three distinct components. The largest component of the charge, amounting to approximately $7.8 million, relates to the write-down of spare parts inventories. We decided in the second quarter of fiscal 2002 to outsource our spare parts inventory management and accordingly wrote-down excess inventory. The second component of the charge relates to the write-down of $5.2 million of inventory associated with the discontinuance of our model 7700 dual spindle saw. Annual revenue for this product over the past several fiscal years has been insignificant therefore, the discontinuance of this product is not expected to have a material impact on sales, gross profit or net income. The smallest portion of the charge, amounting to $1.3 million, related to our normal excess and obsolescence reviews that are a recurring part of our normal business and ongoing operations. We provide reserves for equipment inventory and for spare parts and consumables inventory considered to be in excess of 18 months of forecasted future demand. The forecasted demand is based upon internal projections, historical sales volumes, customer order activity and review of consumable inventory levels at our customers’ facilities. We communicate forecasts of our future demand to suppliers and adjust commitments to those suppliers accordingly. We review and dispose of our excess and obsolete inventory on a regular basis. In fiscal 2002, we disposed of $18.6 million of excess and obsolete inventory. The charges for inventory write-downs in fiscal 2002 primarily involve items that are not part of our continuing product offerings and accordingly, should not have a significant impact on our future business or profitability.

Included in the results for fiscal 2001 are charges for inventory write-downs of $19.9 million (to costs of goods sold). We recorded $1.4 million of the charge in the first quarter for excess and obsolete ball bonder inventory and $6.5 million in the second quarter for ball bonder and spare parts inventory. In the fourth quarter we recorded a charge of $12.0 million for excess and obsolete ball bonder, dicing saw, test fixture and spare parts inventory. The charges for inventory write-downs resulted from the severe and continued downturn in the semiconductor industry. In fiscal 2001, we also recorded an acquisition-related inventory step-up charge of $4.2 million. In fiscal 2001, we disposed of $6.2 million of excess and obsolete inventory.

Gross margin (gross profit as a percentage of sales) was 22.8% in fiscal 2002, as compared to 30.3% for the same period in the prior year. The decline in gross margin for the year was due primarily to lower average selling prices of automatic ball bonders and dicing systems. The inventory write-downs in fiscal 2002 and fiscal 2001 amounted to 3.3% and 3.8% of net sales, respectively.

Selling, general and administrative expenses. Selling, general and administrative (referred to as SG&A) expenses decreased $1.9 million or 1.4% from $136.9 million in fiscal 2001 to $135.1 million in fiscal 2002. Fiscal 2002 SG&A expenses include approximately $13.3 million of expenses which are not comparable to the fiscal 2001 expenses. The $13.3 million of non-comparable expense include $5.0 million of severance expense, $6.1 million for two additional months of expenses at the test division (12 months of operations in 2002 vs. only ten months 2001) and $2.2 million of training and start-up expense associated with our new China facility. Excluding these charges, our fiscal 2002 SG&A expense declined due to reduced compensation and outside services expenses from our resizing initiatives taken in the current and prior year.

The workforce reduction/severance charges identified in the previous paragraph were included in SG&A expense because they were not related to formal and distinct restructuring programs, but rather, they were normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. Also, if the business conditions had improved, we were prepared to rehire some of these terminated individuals. These charges are in contrast to the formal and distinct resizing programs we established in prior fiscal years.

Research and development. Research and development (“R&D”) expense in fiscal 2002 decreased $9.4 million or 15.4% from fiscal 2001. The lower R&D spending was due to a shift in certain engineering functions to lower-cost foreign subsidiaries, and the ‘push-out’ of certain future product development initiatives. Our R&D expense includes the cost to develop the software that operates our semiconductor assembly equipment, which is expensed as incurred.

Resizing:The semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. The industry experienced excess capacity and a severe contraction in demand for semiconductor manufacturing equipment during our fiscal 2001 and 2002. We developed formal resizing plans in response to these changes in our business environment with the intent to align our cost structure with anticipated revenue levels. Accounting for resizing activities requires an evaluation of formally agreed upon and approved plans. We documented and committed to these plans to reduce spending that included facility closings/rationalizations and reductions in workforce. We recorded the expense associated with these plans in the period that it committed to carry-out the plans. Although we make every attempt to consolidate all known resizing activities into one plan, the extreme cycles and rapidly changing forecasting environment places limitations on achieving this objective. The recognition of a resizing event does not necessarily preclude similar but unrelated actions in future periods.

We recorded resizing charges of $18.8 million in fiscal 2002 and $4.2 million in fiscal 2001.

In addition to the formal resizing costs identified below, we continued (and are continuing) to downsize our operations in fiscal 2002. These downsizing efforts resulted in workforce reduction charges of $5.0 million in fiscal 2002. In contrast to the resizing plans discussed above, these workforce reductions were not related to formal or distinct restructurings, but rather, the normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. In addition, if the business conditions were to have improved, we were prepared to rehire some of these terminated individuals. These recurring workforce reduction charges were recorded as Selling, General and Administrative expenses.

Charges in Fiscal Year 2002

Fourth Quarter 2002

In January 1999, we acquired the advanced substrate technology of MicroModule Systems, a Cupertino, California company, to enable production of high density substrates. While showing some progress in developing the substrate technology, the business was not profitable and would have required additional capital and operating cash to complete development of the technology. In light of the business downturn that was affecting the semiconductor industry at the time, in the fourth quarter of fiscal 2002, we announced that we could not afford further development of the substrate technology and would close our substrate operations. As a result, we recorded a resizing charge of $8.5 million. The resizing charge included a severance charge of $1.2 million for the elimination of 48 positions and lease obligations of $7.3 million. We expected, and achieved, annual payroll related savings of approximately $4.2 million and annual facility/operating savings of approximately $3.9 million as a result of this resizing plan. By June 30, 2003, all the positions had been eliminated. The plans have been completed but cash payments for the lease obligations are expected to continue into 2006, or such time as the obligations can be satisfied. In addition to these resizing charges, in the fourth quarter of fiscal 2002, we wrote-off $7.3 million of fixed assets and $1.1 million of intangible assets associated with the closure of the substrate operation. This substrate business was included in our then existing Advanced Packaging business segment.

The resizing costs were included in accrued liabilities. The table below details the spending and activity related to the resizing plan initiated in the fourth quarter of fiscal 2002:

	(in thousands)
	Severance and Benefits	Commitments	Total
Fourth Quarter 2002 Charge

Provision for resizing	$1,231	$7,280	$8,511
Payment of obligations	—	—	—

Balance, September 30, 2002	$1,231	$7,280	$8,511

Third Quarter 2002

As a result of the continuing downturn in the semiconductor industry and our desire to improve the performance of its test business segment, we decided to move towards a 24 hour per-day manufacturing model in our major U.S. wafer test facility, which would provide our customers with faster turn-around time and delivery of orders and economies of scale in manufacturing. As a result, in the third quarter of fiscal 2002, we announced a resizing plan to reduce headcount and consolidate manufacturing in its test business segment. As part of this plan, we moved manufacturing of wafer test products from our facilities in Gilbert, Arizona and Austin, Texas to its facilities in San Jose, California and Dallas, Texas and from its Kaohsuing, Taiwan facility to its Hsin Chu, Taiwan facility. The resizing plan included a severance charge of $1.6 million for the elimination of 149 positions as a result of the manufacturing consolidation. The resizing plan also included a charge of $0.5 million associated with the closure of the Kaohsuing, Taiwan facility and an Austin, Texas facility representing costs of non-cancelable lease obligations beyond the facility closure and costs required to restore the production facilities to their original state. We expected, and achieved, annual payroll related savings of approximately $6.9 million and annual facility/operating savings of approximately $84 thousand as a result of this resizing plan. All of the positions have been eliminated and both facilities have been closed. The plans have been completed but cash payments for the severance are expected to continue through 2005 and cash payments for facility and contractual obligations are expected to continue through 2004, or such earlier time as the obligations can be satisfied.

The resizing costs were included in accrued liabilities. The table below details the spending and activity related to the resizing plan initiated in the third quarter of fiscal 2002:

	(in thousands)
	Severance and Benefits	Commitments	Total
Third Quarter 2002 Charge

Provision for resizing	$1,652	$452	$2,104
Payment of obligations	(547)	(219)	(766)

Balance, September 30, 2002	$1,105	$233	$1,338

Second Quarter 2002

As a result of the continuing downturn in the semiconductor industry and our desire to more efficiently manage its business, in the second quarter of fiscal 2002, we announced a resizing plan comprised of a functional realignment of business management and the consolidation and closure of certain facilities. In connection with the resizing plan, we recorded a charge of $11.3 million ($10.4 million in continuing operations and $0.9 million in discontinued operations), consisting of severance and benefits of $9.7 million for 372 positions that were to be eliminated as a result of the functional realignment, facility consolidation, the shift of certain manufacturing to China (including our hub blade business) and the move of our microelectronics products to Singapore and a charge of $1.6 million for the cost of lease commitments beyond the closure date of facilities to be exited as part of the facility consolidation plan.

In the second quarter of fiscal 2002, we closed five test facilities: two in the United States, one in France, one in Malaysia, and one in Singapore. These operations were absorbed into other company facilities. The resizing charge for the facility consolidation reflects the cost of lease commitments beyond the exit dates that are associated with these closed test facilities.

To reduce our short term cash requirements, we decided, in the fourth quarter of fiscal 2002, not to relocate either its hub blade manufacturing facility from the United States to China or its microelectronics product manufacturing from the United States to Singapore, as previously announced. This change in our facility relocation plan resulted in a reversal of $1.6 million of the resizing costs recorded in the second quarter of fiscal 2002. As a result we reduced our expected annual savings from this resizing plan for payroll related expenses by approximately $4.7 million.

Also in the fourth quarter of fiscal 2002, we reversed $600 thousand ($590 thousand in continuing operations and $10 thousand in discontinued operations) of the severance resizing expenses, previously recorded in the second quarter of fiscal 2002, due to actual severance costs associated with the terminated positions being less than those estimated as a result of employees leaving the Company before they were severed.

As a result of the functional realignment, we terminated employees at all levels of the organization from factory workers to vice presidents. The organizational change shifted management of the Company businesses to functional (i.e. sales, manufacturing, research and development, etc.) areas across product lines rather than by product line. For example, research and development activities for the entire company are now controlled and coordinated by one corporate vice president under the functional organizational structure, rather than separately by each business unit. This structure provides for a more efficient allocation of human and capital resources to achieve corporate R&D initiatives.

We expected annual payroll related savings of approximately $17.3 million and annual facility/operating savings of approximately $660 thousand as a result of this resizing plan. As a result of the decision not to relocate either its hub blade manufacturing facility or its microelectronics product manufacturing we ultimately achieved annual payroll related savings of approximately $12.7 million. The plans have been completed but cash payments for the severance charges and the facility and contractual obligations are expected to continue into 2005, or such time as the obligations can be satisfied.

The resizing costs were included in accrued liabilities. The table below details the spending and activity related to the resizing plan initiated in the second quarter of fiscal 2002:

	(in thousands)
	Severance and Benefits		Commitments	Total
Second Quarter 2002 Charge

Provision for resizing - Continuing operations	$8,830	(1)	$1,550	$10,380
Provision for resizing - Discontinued operations	903		—	903
Change in estimate - Continuing operations	(2,227)		—	(2,227)
Change in estimate - Discontinued operations	(10)		—	(10)
Payment of obligations	(5,367	)(1)	(81)	(5,448)

Balance, September 30, 2002	$2,129		$1,469	$3,598

(1)	Includes $2.6 million non-cash charge for modifications of stock option awards that were granted prior to December 31, 2001 to the employees affected by the resizing plans in accordance with our annual grant of stock options to employees.

Charges in Fiscal Year 2001

Fourth Quarter 2001

As part of our efforts to more efficiently manage our business and reduce operating costs, we announced in the fourth quarter of fiscal 2001 that we would close our bonding wire facility in the United States and move the production capacity to our bonding wire facility in Singapore. We recorded a resizing charge for severance of $2.4 million for the elimination of 215 positions, all of which had been terminated at September 30, 2002. We expected, and achieved, annual payroll related savings of approximately $11.5 million. Also in the fourth quarter of fiscal 2001, we recorded an increase to goodwill of $0.8 million, in connection with the acquisition of Probe Tech, for additional lease costs associated with the elimination of four duplicate facilities in the United States. The plans have been completed but cash payments for the severance charge were expected to continue through 2004.

The resizing costs were included in accrued liabilities. The table below details the spending and activity related to the resizing plan initiated in the fourth quarter of fiscal 2001:

	(in thousands)
	Severance and Benefits	Commitments	Total
Fourth Quarter 2001 Charge

Provision for resizing	$2,457	$—	$2,457
Acquisition restructuring	—	840	840
Payment of obligations	(402)	—	(402)

Balance, September 30, 2001	2,055	840	2,895

Payment of obligations	(1,543)	(840)	(2,383)

Balance, September 30, 2002	$512	$—	$512

Second Quarter 2001

As a result of the downturn in the semiconductor industry, in the quarter ended March 31, 2001, we announced a 7.0% reduction in our workforce. As a result, we recorded a resizing charge for severance of $1.7 million for the elimination of 296 positions across all levels of the organization, all of which were terminated prior to March 31, 2002. We expected, and achieved, annual payroll related savings of approximately $7 million. In connection with our acquisition of Probe Tech, we also recorded an increase to goodwill for $0.6 million for severance, lease and other facility charges related to the elimination of four leased Probe Tech facilities in the United States which were found to be duplicative with the Cerprobe facilities. The plans have been completed and there will be no additional cash payments related to severance and facility obligations under this program.

The resizing costs were included in accrued liabilities. The table below details the activity related to this resizing program during fiscal 2001 and 2002:

	(in thousands)
	Severance and Benefits	Commitments	Total
Second Quarter 2001 Charge

Provision for resizing	$1,709	$—	$1,709
Acquisition restructuring	84	562	646
Payment of obligations	(1,699)	(213)	(1,912)

Balance, September 30, 2001	94	349	443

Payment of obligations	(94)	(330)	(424)

Balance, September 30, 2002	$—	$19	$19

Asset impairment. In addition to the workforce resizings and the facility consolidations, we terminated several of our major initiatives in an effort to more closely align our cost structure with expected revenue levels. As a result, we recorded asset impairment charges of $31.6 million in fiscal 2002. We also recorded an asset impairment of $800 thousand in fiscal 2001.

In the fourth quarter of fiscal 2002, we recorded an asset impairment of $26.7 million. The charge included $16.9 million associated with the cancellation of a company-wide integrated information system, an $8.4 million write-off of assets associated with the closure of the substrates operation and $1.4 million of assets associated with a closed wire facility in Taiwan.

In the second quarter of fiscal 2002, we recorded an asset impairment charge of $4.9 million. The write-off included a $3.6 million charge for the write-off of development and license costs of certain engineering and manufacturing software, which had not yet been completed or placed in service and would never be utilized. Also in the second quarter, we wrote-off $1.3 million related to leasehold improvements at the leased probe card manufacturing facilities in Malaysia and the United States, which have been closed.

In the fourth quarter of fiscal 2001, we recorded an asset impairment charge of $0.8 million related to the closure of a wire facility in the United States and the disposition of the associated equipment.

Goodwill impairment. Effective October 1, 2001, we adopted SFAS 142, Goodwill and Other Intangible Assets. The intangible assets that are classified as goodwill and those with indefinite lives will no longer be amortized under the provisions of this standard. Intangible assets with determinable lives will continue to be amortized over their estimated useful life. We perform our annual impairment test at the end of the fourth quarter of each fiscal year, which coincides with the completion of our annual forecasting process. We also test for impairment between our annual tests if a “trigger” event occurs that may have the effect of reducing the fair value of a reporting unit below its carrying value. When conducting our goodwill impairment analysis, we calculate our potential impairment charges based on the two-step test identified in SFAS 142 and using the implied fair value of the respective reporting units. We use the present value of future cash flows from the respective reporting units to determine the implied fair value. Our intangible assets other than goodwill are tested for impairment based on undiscounted cash flows, and if impaired, written-down to fair value based on either discounted cash flows or appraised values. Our intangible assets are comprised of customer accounts and complete technology in its test interconnect business segment. We manage and value our complete technology in the aggregate as one asset group.

In fiscal 2002, we reviewed our business and determined that there are five reporting units to be reviewed for impairment in accordance with the standard - the reporting units were: the bonding wire, hub blade, substrate, flip chip and test businesses. The bonding wire and hub blade businesses are included in our packaging materials segment, the substrate business is included in our advanced packaging segment and the test business comprises our test segment and the flip chip business unit is included in discontinued operations. There is no goodwill associated with our equipment segment. Upon adoption of SFAS 142 in the first quarter of fiscal 2002, we completed the required transitional impairment testing of intangible assets, and based upon those analyses, did not identify any impairment charges as a result of adoption of this standard effective October 1, 2001.

Upon adoption of the standard in fiscal 2002, we reclassified $17.2 million of intangible assets relating to an acquired workforce in the test reporting unit into goodwill and correspondingly reduced goodwill by $4.9 million of goodwill associated with a deferred tax liability established for timing differences of U.S. income taxes on the workforce intangible. Also in fiscal 2002, we reduced goodwill associated with the test reporting unit by $1.5 million reflecting the settlement of a purchase price dispute with the former owners of Probe Technology and increased goodwill associated with its flip chip reporting unit by $96 thousand reflecting an increase in the cost to purchase the former joint venture partner’s equity share.

In fiscal 2001 and 2002, the semiconductor industry experienced a severe industry downturn. Due to the prolonged nature of the industry downturn, we continually recalibrated our businesses and projections of future operating activities. We saw an up-tick in its business in the spring of 2002 and at that time believed we were emerging from the effects of an industry down turn. However, this up-tick in business was not sustained and our business turned back down in the second half of fiscal 2002. By the end of its fiscal 2002, our recalibrated forecasts of future cash flows from our test, hub blades and substrate reporting units were substantially lower than in the beginning of that fiscal year, which lead to the closing of the substrate business and an associated write-off of all the substrate intangible assets of $1.1 million and goodwill impairment charges in the test business of $72.0 million and in ourits hub blades business of $2.3 million. We recorded goodwill impairment charges in the period in which our analysis of future business conditions indicated that the reporting unit’s fair value, and the implied value of its goodwill, was less than its carrying value.

Due to the amount of goodwill associated with our test reporting unit, we retained a third party valuation firm to assist management in estimating the test reporting unit’s fair value at September 30, 2002. The appraisal was based on discounted cash flows of this reporting unit. The estimated fair value was determined using our weighted average cost of capital. The estimated fair value was then corroborated by comparing the implied multiples applicable to the test reporting unit’s projected earning to “guideline” companies’ forward earnings and based on this it was determined that they were within the range of the “guideline” companies.

We also recorded a goodwill impairment charge at September 30, 2002 in our hub blade reporting unit. We calculated the fair value of this reporting unit based on the present value of its projected future cash. The estimated fair value was determined using our weighted average cost of capital. The triggering event for this impairment charge was the recalibrated forecasts, in the fourth quarter of fiscal 2002, when we first determined that the fair value of the hub blade reporting unit was less then its carrying value.

The following table presents pro forma net earnings and earnings per share data reflecting the impact of adoption of SFAS 142 as of the beginning of the first quarter of fiscal 2001:

	(in thousands, except per share data)
	Fiscal Year Ended September 30,
	2000	2001	2002
Reported net loss, before adoption of SFAS 142	$103,245	$(65,251)	$(274,115)
Addback:
Goodwill amortization, net of tax	1,873	9,587	—

Pro forma net loss	$105,118	$(55,664)	$(274,115)

Net loss per share, as reported:
Basic	$2.15	$(1.34)	$(5.57)
Diluted	$1.90	$(1.34)	$(5.57)

Goodwill amortization, net of tax per share:
Basic	$0.04	$0.20	$—
Diluted	$0.03	$0.20	$—

Pro forma net loss per share:
Basic	$2.19	$(1.14)	$(5.57)
Diluted	$1.93	$(1.14)	$(5.57)

Amortization of goodwill and intangibles

Amortization expense was $9.9 million in fiscal 2002 compared to $22.8 million in fiscal 2001. The lower amortization expense in fiscal 2002 was primarily the result of our adoption of SFAS 142, Goodwill and Other Intangible Assets effective October 1, 2001, which resulted in the elimination of amortization on goodwill and indefinite lived intangible assets. Intangible assets with determinable lives will continue to be amortized over their estimated useful life.

The agreement governing our purchase of Probe Tech from Siegel-Robert Corp. included a provision for reducing the purchase price if Probe Tech’s actual earnings before interest, taxes, depreciation and amortization (EBITDA) were less than a projected amount. We disputed Probe Tech’s EBITDA calculation and initiated arbitration seeking a reduction in the purchase price. The arbitrator’s award reduced the purchase price by $2.4 million in the second quarter of fiscal 2002. In June 2002, we received the final settlement and reduced goodwill by $1.5 million, reflecting the award, less costs incurred in the arbitration.

Purchased in-process research and development

In fiscal 2001, we recorded a charge of $11.7 million for in-process R&D associated with the acquisitions of Cerprobe and Probe Tech representing the appraised value of products still in the development stage that did not have a future alternative use and which had not reached technological feasibility. As part of the acquisition, we acquired 16 ongoing R&D projects, all aimed at increasing the technological features of the existing probe cards and therefore the number of test applications for which they could be marketed. The R&D projects ranged from researching the feasibility of producing multi-die testing probes to researching the feasibility of producing probes for specialized semiconductor package (CSP and BGA) configurations. The project stage of completion ranged from 10% to 90% and all projects were due for completion and product launch by the third quarter of 2002 at prices and costs similar to the existing probe cards marketed by Cerprobe and Probe Tech.

In the valuation of in-process technology, we utilized a variation of the income approach. We forecast revenue, earnings and cash flow for the products under development. Revenues were projected to extend out over the expected useful lives for each project. The technology was then valued through the application of the Discounted Cash Flow method. Values were calculated using the present value of their projected future cash flow at discount rates of between 28.4% and 49.1%. We anticipated that some of these projects might take longer to develop than originally thought and that some of these projects may never be marketable and there is a risk that the anticipated future cash flows might not be achieved. Of the 16 ongoing R&D projects at the time of the acquisition four have been completed, four are still in progress, four have been cancelled due to overlapping technology with our Cobra line of vertical test products, and four were cancelled due to nonproductive results. We believe that the expected returns of the completed and in-process R&D projects will be realized. We also believe that future revenues from our existing Cobra products will offset the expected future revenues from the R&D projects that were cancelled due to the overlapping technology and that there will be no adverse material impact on the Company’s future operating results or the expected return on its investment in the acquired companies. The four projects that were cancelled due to lack of productive results will not have a material impact on our future operating results and expected return on our investment in the acquired companies.

The major R&D projects in process at the time of the acquisition, along with their status at September 30, 2002 and estimated time for completion are as follows:

	(dollars in thousands)
R&D project	Value Assigned at Purchase(2)	Percentage Complete Purchase	Estimated Cost to Complete Project at Purchase	Projected Product Launch Date	Current Status of Project
Next generation contact technology	$2,700	10%	$290	Q2 2003	In process
Socket testing capability for CSP and BGA packages	$2,000	50%	$65	N/A	Complete
ViProbe pitch reduction	$1,600	40%	$89	N/A	Cancelled (1)
Vertical space transformer	$1,500	25%	$278	N/A	Cancelled (1)
Extension of P4 technology to vertical test configurations	$1,300	40%	$229	N/A	Cancelled (1)
Low-force, high-density interface using P4 technology	$1,300	30%	$138	N/A	Cancelled
All other projects combined (total of ten projects)	$1,300	10-90%	$576	Q1 2003 -Q4 2004	3 complete; 3 in process; 4 cancelled

We purchased two companies; Cerprobe Corporation (“Cerprobe”) and Probe Technology Corporation (“Probe Tech”) that design and manufacture semiconductor test interconnect solutions, in our fiscal year 2001. Subsequent to the acquisitions, we determined that the vertical probe technology designed and marketed by Probe Tech was superior to the vertical probe technology of Cerprobe. We then shifted our R&D efforts to further enhancement of the Probe Tech vertical probe technology and cancelled the R&D projects at Cerprobe that were enhancing the Cerprobe vertical probe technology. The R&D projects identified by (1) in the above table were Cerprobe projects that were cancelled due to the shift in focus to the Probe Tech vertical probe technology. We expect the future revenue from the Probe Tech vertical probe technology will replace the anticipated revenue from the Cerprobe vertical probe R&D projected that have been cancelled.

The Value Assigned at Purchase reflects the present value of the projected future cash flow generated from the sale of products created by each R&D project from its launch date through the expected life of the product.

Income (loss) from Operations:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2001	% Sales	2002	% Sales
Equipment	$(22,016)	-8.8%	$(65,462)	-38.6%
Packaging materials	9,287	6.2%	6,518	4.1%
Test interconnect	(33,659)	-28.8%	(95,065)	-82.9%
Corporate and other	(33,639)	—	(66,675)	—

	$(80,027)	-15.4%	$(220,684)	-50.0%

Our loss from operations in fiscal 2002 was $220.7 million compared to $80.0 million in the prior fiscal year. The larger operating loss in fiscal 2002 compared to fiscal 2001 was due primarily to lower sales and gross profit, resizing expenses, and asset and goodwill impairment charges.

Equipment operating loss increased to $65.5 million from 22.0 million due primarily to lower sales and gross profit. Packaging materials operating income decreased by $2.8 million or 29.8% due primarily to recording $5.2 million of assets and goodwill impairment charges. Test interconnect operating loss increased to $95.1 million form $33.7 million in the prior year due primarily to $73.2 million of goodwill and assets impairment charges and $4.7 million of resizing charges. Our loss from corporate and other activities increased to $66.7 million from $33.6 million in the prior year due to $25.3 million of asset impairment charges and $9.1 million of resizing charges.

Interest. Interest income in fiscal 2002 was $3.8 million compared to $8.4 million in the prior year. The lower interest income was due primarily to lower interest rates on short-term investments. Interest expense was $18.7 million in fiscal 2002 compared to $13.9 million in the prior year. The higher interest expense in fiscal 2002 was due to a full year’s interest on the 5 1/4% Convertible Subordinated Notes due 2006 that were issued in the fourth quarter of fiscal 2001.

Other income and minority interest. Other income of $2.0 million in fiscal 2002 and $8.4 million in fiscal 2001 are primarily associated with the cash settlement of an insurance claim associated with a fire in our bonding tools facility. Other income also includes minority interest of $10 thousand in fiscal 2002 for the portion of the loss of a foreign test division subsidiary that was owned by a third party. We purchased the third party’s interest in fiscal 2002. Other income in 2001 includes minority interest of $352 thousand in the foreign test division subsidiary.

Tax expense. We recognized tax expense of $32.6 million in fiscal 2002 compared to a tax benefit of $21.2 million in fiscal 2001. The tax expense in fiscal 2002 was due primarily to a $65.3 million charge to establish a valuation allowance against our U.S. net operating loss carryforwards, a $25.0 million charge to provide for tax expense on repatriation of certain foreign earnings and foreign income taxes of $7.1 million. These charges were partially offset by a benefit of $49.5 million from the pretax loss in the U.S.

Discontinued operations: The net loss of our former Flip Chip business unit comprises our discontinued operations.

Cumulative effect of change in accounting principle. In fiscal 2001, we adopted SAB 101 and recorded a cumulative effect of a change in accounting principle of $8.2 million, net of taxes of $4.4 million. The cumulative effect represents the net income associated with $26.5 million of sales that were deferred upon adoption of the standard. We recognized $6.3 million of the $26.5 million of deferred sales in fiscal 2002 and $19.3 million in fiscal 2001. At September 30, 2002, deferred revenue was approximately $0.9 million.

Net loss. Our net loss for fiscal 2002 was $274.1 million compared to a net loss of $65.3 million in fiscal 2001, for the reasons enumerated above.

Quarterly Results of Operations

The table below shows our quarterly net sales, gross profit and operating income (loss) by quarter for fiscal 2003 and 2002:

	(in thousands)
Fiscal 2003	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$107,259	$122,280	$123,782	$124,614	$477,935
Gross profit	28,637	34,231	32,103	33,237	128,208
Loss from operations	(9,696)	(8,079)	(4,105)	(2,774)	(24,654)

Fiscal 2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net sales	$96,748	$101,245	$126,397	$117,175	$441,565
Gross profit	25,537	11,390	35,192	28,701	100,820
Loss from operations	(20,143)	(53,534)	(15,603)	(131,404)	(220,684)

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2004, total cash and investments were $141.4 million compared to $103.6 million at March 31, 2004 and $73.1 million at September 30, 2003. Cash and investments increased $68.3 million from September 30, 2003 due primarily to cash provided by operating activities of $57.8 million. We also generated $12.2 million of net proceeds from the issuance of $65 million of 1% Convertible Subordinated Notes due 2010 and the simultaneous purchase of $50 million of our 5.25% Convertible Subordinated Notes due 2006, $3.9 million from the proceeds of the exercise of employee stock options and $2.9 million from the sale of our Flip Chip business and other assets and spent $8.1 million on capital expenditures.

Our primary need for cash for the remainder of the fiscal year will be to redeem the remaining $54 million of 5.25% Convertible Subordinated Notes due 2006 and to provide the working capital necessary to meet our expected production and sales levels. We financed our working capital needs, in the nine months ended June 2004, through internally generated funds and expect to continue to generate cash from operating activities in the fourth quarter of fiscal 2004 to meet our cash needs. We expect our equipment and packaging materials business to generate cash from operations in the September 2004 quarter in excess of their working capital and capital expenditure needs and to generate cash from our test business to cover its working capital and capital expenditure requirements.

Our long term debt at September 30, 2003 and June 30, 2004 consists of the following:

Long term debt consists of the following:

				(in thousands)
				Outstanding Balance at,
Type	Fiscal Year of Maturity	Conversion Price(1)	Rate	September 30, 2003	June 30, 2004
Convertible Subordinated Notes	2006	$19.75	5.25%	$125,000	$54,000
Convertible Subordinated Notes	2007	$22.90	4.75%	175,000	—
Convertible Subordinated Notes	2009	$20.33	0.50%	—	205,000
Convertible Subordinated Notes	2010	$12.84	1.00%	—	65,000
Other(2)				338	5,635

				$300,338	$329,635

(1)	Subject to adjustment.
(2)	Includes a mortgage of $5.5 million held by a limited liability company which the Company began consolidating into its financial statements at December 31, 2003 in accordance with FIN 46.

In the December 2003 quarter, we issued $205 million of 0.5% Convertible Subordinated Notes due 2008 in a private placement to qualified institutional investors. The notes mature on November 30, 2008, bear interest at 0.5% per annum and are convertible into our common stock at $20.33 per share. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with our 1.0% and 5.25% convertible subordinated notes. There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on May 30 and November 30 each year.

We used the majority of the net proceeds from the issuance of the 0.5% Convertible Subordinated Notes due 2008 to redeem all $175 million of our 4.75% Convertible Subordinated Notes due 2006 at a redemption price equal to 102.036% of the principal amount of the notes. We recorded a charge of $6.2 million associated with the redemption of these notes, $2.6 million of which was due to the write-off of unamortized note issuance costs and $3.6 million due to the redemption premium.

In the March 2004 quarter, we used the remainder of the net proceeds from the issuance of the 0.5% Convertible Subordinated Notes to make open market purchases of $21 million of our 5.25% Convertible Subordinated Notes due 2006. We paid a premium of $241 thousand to purchase the $21 million of notes and wrote-off $376 thousand of unamortized note issuance costs.

In the June 2004 quarter, we issued $65 million of 1.0% Convertible Subordinated Notes in a private placement to qualified institutional investors and institutional accredited investors. The Notes mature on June 30, 2010, bear interest at 1.0% and are convertible into common stock of the Company at $12.84 per share, subject to adjustment for certain events. The conversion rights of these notes may be terminated on or after June 30, 2006 if the closing price of the Company’s common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with our 5.25% and 0.5% Convertible Subordinated Notes. There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on June 30 and December 30 each year.

We used the majority of the net proceeds from the issuance of the 1.0% Convertible Subordinated Notes to purchase $50 million if its 5.25% Convertible Subordinated Notes at a purchase price equal to 102.1% of the principal amount of the notes. The Company recorded a charge of $1.8 million associated with the purchase of these notes, $0.8 million of which was due to the write-off of unamortized note issuance costs and $1.0 million due to the purchase premium.

On July 19, 2004, we called for redemption the remaining $54 million principal amount of our 5.25% Convertible Subordinated Notes. Associated with this redemption, we will record a charge of approximately $1.9 million in our September 2004 quarter, $1.1 million due to a redemption premium and $0.8 million due to the write-off of unamortized note issuance costs.

Under GAAP, certain obligations and commitments are not required to be included in our consolidated balance sheets and statements of operations. These obligations and commitments, while entered into in the normal course of business, may have a material impact on liquidity. Certain of the following commitments as of June 30, 2004 have not been included in the consolidated balance sheets and statements of operations included in this Form 10-Q; however, they have been disclosed in the following table in order to provide a more complete picture of our Company’s financial position and liquidity. The most significant of these are our inventory purchase obligations.

The following table identifies obligations and contingent payments under various arrangements at June 30, 2004, including those not included in our consolidated balance sheet:

	(in thousands)
	Total	Amounts due in less than 1 year	Amounts due in 2-3 years	Amounts due in 4-5 years	Amounts due in more than 5 years
Contractual Obligations:
Long-term debt	$324,000	$54,000	$—	$205,000	$65,000
Capital Lease obligations	339	41	164	134	—
Operating Lease obligations*	36,713	10,381	11,061	5,172	10,099
Inventory Purchase obligations*	56,993	56,993	—	—	—
Commercial Commitments:
Gold supply financing guarantee	11,793	11,793
Standby letters of Credit*	3,094	3,094	—	—	—

Total contractual obligations and commercial commitments	$432,932	$136,302	$11,225	$210,306	$75,099

*	Represents contractual amounts not reflected in the consolidated balance sheet at June 30, 2004.

Long-term debt includes the amounts due under our 5.25% Convertible Subordinated Notes, which were called for redemption in the September 2004 quarter, 0.5% Convertible Subordinated Notes due 2008, and 1.0% Convertible Subordinated Notes due 2010. The capital lease obligations principally relate to equipment leases. The operating lease obligations represent obligations due under various facility and equipment leases with terms up to fifteen years in duration. Inventory purchase obligations represent outstanding purchase commitments for inventory components ordered in the normal course of business.

To reduce the cost to procure gold, we changed our gold supply financing arrangement in June 2004. As a result, gold is no longer treated as consignment goods and is now reflected and included in our inventory with a corresponding amount in accounts payable. Our obligation for payment and the price we pay for gold continues to be at the time and price we ship gold wire to our customers. The guarantee for our gold supply financing arrangement is secured by the assets of our wire manufacturing subsidiary and contains restrictions on that subsidiary’s net worth, ratio of total liabilities to net worth, ratio of EBITDA to interest expense and ratio of current assets to current liabilities.

The standby letters of credit represent obligations of the Company in lieu of security deposits for a facility lease and employee benefit programs.

At June 30, 2004, the fair value of our $54.0 million 5.25% Convertible Subordinated Notes was $54.9 million, the fair value of our $205.0 million 0.5% Convertible Subordinated Notes was $170.7 million, and fair value of our $65.0 million 1.0% Convertible Subordinated Notes was $63.7 million The fair values were determined using quoted market prices at the balance sheet date. The fair value of our other assets and liabilities approximates the book value of those assets and liabilities. At June 30, 2004, the Standard & Poor’s rating on our 5.25% and 0.5% convertible subordinated notes was CCC+.

We have an effective shelf registration statement on Form S-3, which permits us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, senior debt securities, senior subordinated debt securities, subordinated debt securities, warrants and units, having an aggregate sales price of up to $250.0 million.

However, we cannot assure you that we will be able to issue securities under the shelf registration statement, or otherwise, on terms that are favorable to us, if at all.

We believe that our existing cash reserves and anticipated cash flows from operations will be sufficient to meet our liquidity and capital requirements for at least the next 12 months. However, our liquidity is affected by many factors, some based on normal operations of the business and others related to uncertainties of the industry and global economies. We may seek, as we believe appropriate, additional debt or equity financing to provide capital for corporate purposes. We may also seek additional debt or equity financing for the refinancing or redemption of existing debt and/or to fund strategic business opportunities, including possible acquisitions, joint ventures, alliances or other business arrangements which could require substantial capital outlays. The timing and amount of such potential capital requirements cannot be determined at this time and will depend on a number of factors, including demand for our products, semiconductor and semiconductor capital equipment industry conditions, competitive factors, the condition of financial markets and the nature and size of strategic business opportunities which we may elect to pursue.

As of September 30, 2003, total cash and investments were $73.1 million, compared to $59.0 million at June 30, 2003 and $111.3 million at September 30, 2002.

Cash used by operating activities totaled $29.1 million in fiscal 2003 compared to $72.0 million in fiscal 2002. Cash used by operating activities in fiscal 2003 was primarily to fund the net loss and working capital needs. The working capital needs in fiscal 2003 were primarily for the pay-down of current trade payables, the pay-out of costs associated with our fiscal 2001 and 2002 resizing programs and an increase in trade accounts receivable. Cash used by operating activities in fiscal 2002 was primarily to fund the net loss in that year.

Cash provided by investing activities totaled $8.3 million in fiscal 2003 compared to $6.4 million in the prior year. In fiscal 2003 and 2002, the investing activities consisted primarily of proceeds from sales of investments, offset by purchases of investments and capital expenditures. In fiscal 2003 we spent $11.0 million in capital expenditures, consisting primarily of $3.6 million for continued expansion of our China facility, $3.4 million for manufacturing equipment in our test business unit and $4.0 million of manufacturing equipment in our other manufacturing facilities. In fiscal 2002 we spent $20.4 million in capital expenditures, $8.8 million of which was for costs associated with our initiative to implement a company-wide integrated information system. These costs were accounted for in accordance with SOP 98-1. We discontinued this project in the fourth quarter of fiscal 2002 and wrote-off the $8.8 million as part of a total write-off of $16.9 million associated with this project. In fiscal 2002, we also spent approximately $5.2 million on facility upgrades and manufacturing equipment in our test business. In addition, in fiscal 2002, we announced plans to build a facility in China to manufacture capillaries, selected test products and other products. We spent $1.8 million on this China facility in fiscal 2002.

Cash provided by financing activities was $563 thousand in fiscal 2003 compared to cash used in financing activities of $3.4 million in the prior fiscal year. The cash provided by financing activities in fiscal 2003 was primarily due to a reduction in restricted cash and proceeds from the issuance of common stock, resulting from employee stock option exercises. Cash used by financing activities in the prior year was primarily due to establishing restricted cash balances, to support letters of credit, and payments on capital leases partially offset by proceeds from the issuance of common stock, resulting from employee stock option exercises.

At September 30, 2003, the fair value of our $175.0 million 4 3/4% Convertible Subordinated Notes was $154.9 million, and the fair value of our $125.0 million 5 1/4% Convertible Subordinated Notes was $115.6 million. The fair values were determined using quoted market prices at the balance sheet date. The fair value of our other assets and liabilities approximates the book value of those assets and liabilities. On September 30, 2003, the Standard & Poor’s rating on the above-referenced Convertible Subordinated Notes was CCC+.

The Securities and Exchange Commission declared effective on August 22, 2002 a shelf registration statement on Form S-3, which will permit us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, senior debt securities, senior subordinated debt securities, subordinated debt securities, warrants and units, having an aggregate sales price of up to $250.0 million. On June 15, 2003, we issued and contributed 150,000 shares of common stock with a fair market value of $987,000 to fund certain obligations to our pension plan. We will not receive any of the proceeds from the sale of these shares by the pension plan. The proceeds will be retained by the pension plan Trust to fund future obligations to participants of the pension plan.

Under GAAP, certain obligations and commitments are not required to be included in the consolidated balance sheets and statements of operations. These obligations and commitments, while entered into in the normal course of business, may have a material impact on liquidity. Certain of the following commitments as of September 30, 2003 have not been included in the consolidated balance sheets and statements of operations. However, they have been disclosed in the following table in order to provide a more complete picture of our Company’s financial position and liquidity.

The following table identifies obligations and contingent payments under various arrangements at September 30, 2003, including those not included on our consolidated balance sheet:

	(in thousands)
	Total	Amounts due in less than 1 year	Amounts due in 2-3 years	Amounts due in 4-5 years	Amounts due in more than 5 years
Contractual Obligations:
Long-term debt	$300,000	$—	$125,000	$175,000	$—
Capital Lease obligations	374	36	78	84	176
Operating Lease obligations*	45,821	12,444	16,408	5,896	11,073
Inventory Purchase obligations*	45,791	44,981	574	78	158
Commercial Commitments:
Standby Letters of Credit*	2,694	2,694	—	—	—

Total Contractual Obligations and Commercial Commitments	$394,680	$60,155	$142,060	$181,058	$11,407

*	Represents contractual amounts not reflected in the consolidated balance sheet at September 30, 2003.

Long-term debt includes the amounts due under our 4 3/4% Convertible Subordinated Notes due December 2006 and our 5 1/4% Convertible Subordinated Notes due August 2006. The capital lease obligations principally relate to a building and equipment lease. The operating lease obligations at September, 2003 represent obligations due under various facility and equipment leases with terms up to fifteen years in duration. Inventory purchase obligations represent outstanding purchase commitments for inventory components ordered in the normal course of business.

The standby letters of credit represent obligations of the company in lieu of security deposits for a facility lease and employee benefit programs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.